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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☐                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

MILLENIUM BANKSHARES CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which the transaction applies:

(2)	Aggregate number of securities to which the transaction applies:

(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of the transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Dear Shareholder:

You are cordially invited to attend the 2007 Annual Meeting of Shareholders of Millennium Bankshares Corporation to be held on Thursday, May 24, 2007, at 3:00 p.m. local time at Reston Community Center at Lake Anne, 1609A Washington Plaza, Reston, Virginia 20190. The matters for consideration at the meeting are described in detail in the Notice of Annual Meeting of Shareholders and the Proxy Statement.

The business to be conducted at the Annual Meeting includes the election of four directors and the ratification of the appointment of independent auditors for the year ending December 31, 2007. The Board of Directors of Millennium has determined that the matters to be considered at the Annual Meeting are in the best interests of Millennium and its shareholders. Your Board of Directors unanimously recommends a vote “FOR” each matter being proposed by Millennium.

Please note that attendance will be restricted to shareholders only. Each shareholder will be asked to present valid photo identification, such as a driver’s license or passport. Shareholders holding stock in brokerage or bank accounts (“street name” holders) also will need to bring a copy of an account statement reflecting stock ownership on or after the record date.

Even if you plan to attend the meeting, please sign, date and return the Proxy Card in the enclosed envelope immediately. This will not prevent you from voting in person at the Annual Meeting but will assure that your vote is counted if you are unable to attend the Annual Meeting.

Enclosed with the proxy materials is a copy of our Annual Report on Form 10-K, as amended, which includes, among other matters, Millennium’s financial statements for the year ended December 31, 2006.

Sincerely,

/s/ Dale G. Phelps
Dale G. Phelps
President and Chief Executive Officer

Reston, Virginia

May 1, 2007

MILLENNIUM BANKSHARES CORPORATION

1601 Washington Plaza

Reston, Virginia 20190

(703) 464-0100

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 24, 2007

TO THE SHAREHOLDERS OF

MILLENNIUM BANKSHARES CORPORATION:

Notice is hereby given that the Annual Meeting of Shareholders of Millennium Bankshares Corporation (“Millennium”) will be held on Thursday, May 24, 2007, at 3:00 p.m. local time, at Reston Community Center at Lake Anne, 1609A Washington Plaza, Reston, Virginia 20190, for the following purposes:

(1)	To elect three Class B directors and one Class C director,

(2)	To ratify the appointment of Crowe Chizek and Company LLC as Millennium’s independent auditors for 2007, and

(3)	To transact such other business as may properly come before the meeting.

The record date for the determination of holders of Millennium’s common stock entitled to notice of and to vote at the Annual Meeting of Shareholders is March 16, 2007. Only shareholders of record at the close of business on the record date will be entitled to vote at the Annual Meeting or any adjournment thereof. It is important that your shares be represented at this meeting to help ensure the presence of a quorum.

By Order of the Board of Directors,

/s/ Barbara J. Chapman
Barbara J. Chapman
Corporate Secretary

May 1, 2007

PLEASE SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE, WHETHER YOU PLAN TO ATTEND THE MEETING OR NOT. YOU MAY WITHDRAW YOUR PROXY AT ANY TIME PRIOR TO THE MEETING, OR AT THE MEETING.

MILLENNIUM BANKSHARES CORPORATION

1601 Washington Plaza

Reston, Virginia 20190

PROXY STATEMENT

This Proxy Statement contains information relating to the 2007 Annual Meeting of Shareholders of Millennium Bankshares Corporation. Through this mailing, Millennium’s Board of Directors is soliciting proxies for the Annual Meeting. Our Annual Report on Form 10-K, as amended, for the year ended December 31, 2006 is also enclosed with this Proxy Statement. These documents provide important information about our business, including audited financial statements, and are first being mailed to shareholders on or about May 1, 2007. Unless the context indicates otherwise, all references in this proxy statement to “we,” “us,” “our,” “MBVA,” or “Millennium” mean Millennium Bankshares Corporation and its subsidiaries, including its primary subsidiary, Millennium Bank, N.A.

THE ANNUAL MEETING

The Annual Meeting will be held on Thursday, May 24, 2007, at Reston Community Center at Lake Anne, 1609A Washington Plaza, Reston, Virginia 20190, at 3:00 p.m. local time.

General Information

We encourage you to vote your shares by proxy even if you plan to attend the Annual Meeting. We will be restricting attendance at the Annual Meeting to shareholders only. If you do attend the Annual Meeting, you will be asked to present valid photo identification, such as a driver’s license or passport. If you hold your Millennium stock in an account at a brokerage firm or bank (in nominee name), you will need to bring a copy of an account statement reflecting stock ownership on or after the March 16, 2007 record date for the meeting.

All expenses incurred in this solicitation will be paid by Millennium. We will solicit proxies by mail or by telephone, and our directors, officers and employees also may solicit proxies, without additional compensation, on our behalf. Banks, brokerage houses and other institutions, nominees, and fiduciaries will be requested to forward the proxy materials to beneficial owners and to obtain authorization for the execution of proxies. Upon request, we will reimburse such parties for their reasonable expenses in forwarding proxy materials to beneficial owners.

Board Recommendation

Our Board of Directors recommends that you vote:

•	FOR the election of Randall F. Kinoshita, Robert T. Smoot and James W. Wolfe as Class B Directors of Millennium;

•	FOR the election of Barbara Wortley as a Class C Director of Millennium; and

•	FOR the ratification of the appointment of Crowe Chizek and Company LLC as our independent audit firm for 2007.

Voting

It is important that your shares be represented by proxy or that you be present in person at the Annual Meeting. If you wish to vote by proxy, please complete the enclosed Proxy Card and return it, signed and dated, in the enclosed postage-paid envelope. This will ensure that your shares are voted if you later become unable to attend the Annual Meeting. Proxies solicited by the Board of Directors will be voted in accordance with the directions given therein.

If you own shares in “street name” in an account at a bank or brokerage firm, we generally cannot mail our proxy materials directly to you. You may instead receive a voting instruction form with this Proxy Statement that you should use to instruct how your shares are to be voted, and you should also vote your shares by completing, signing, and returning the voting instruction form in the envelope provided. Many brokerage firms have arranged for Internet or telephonic voting of shares and provide instructions for using those services on the voting instruction form. If your shares are held by a brokerage firm, the brokerage firm may under certain circumstances vote your shares. Such entities have authority to vote their customers’ shares on certain routine matters, including the election of directors. When a firm votes its customers’ shares on routine matters, these shares are also counted for the purpose of establishing a quorum to conduct business at the meeting. A brokerage firm cannot vote its customers’ shares on nonroutine matters. Accordingly, these shares are not counted as votes against a nonroutine matter, but rather not counted at all for such a matter. There are no items being presented by Millennium at the Annual Meeting that are considered nonroutine.

You may revoke your proxy at any time before it is exercised by filing with our Secretary an instrument revoking the proxy, by filing a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

Record Date; Shares Outstanding

The record date for the determination of holders of MBVA common stock entitled to notice of and to vote at the Annual Meeting is March 16, 2007. Each share of MBVA common stock issued and outstanding on the record date is entitled to one vote on any proposal at the meeting. As of the close of business on March 16, 2007, there were 8,926,291 shares of MBVA common stock outstanding and entitled to vote.

Quorum and Votes Required

Quorum. In order to conduct the Annual Meeting, a majority of the issued and outstanding shares of MBVA common stock must be present in person or by proxy to have a quorum. Shareholders who deliver valid proxies or vote in person at the meeting will be considered part of the quorum. Once a share is represented for any purpose at the meeting, it is deemed present for quorum purposes for the remainder of the meeting and for any adjourned meeting. We will count abstentions as present and entitled to vote for purposes of determining a quorum. We will also count votes withheld in the election of directors as votes present and entitled to vote for purposes of determining a quorum.

Votes Required. In accordance with Virginia law and our bylaws, our directors will be elected at the Annual Meeting by a plurality of the votes cast. “Plurality” means that the nominees receiving the largest number of votes cast are elected as directors up to the maximum number of directors to be elected at the meeting. Any other matter on which shareholders vote at the Annual Meeting will be determined by the affirmative vote of a majority of the votes cast.

If any other matters are properly presented for consideration at the Annual Meeting, the persons named as attorneys-in-fact and acting thereunder will have discretion to vote on those matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote.

SECURITY OWNERSHIP

Security Ownership of Management

The following table sets forth, as of March 16, 2007, certain information with respect to beneficial ownership of shares of common stock by each of the nominees for election to the Board of Directors, each of the current members of the Board of Directors, each of the executive officers named in the “Summary Compensation Table” below (the “named executive officers”), and all current directors and executive officers as a group. Beneficial ownership includes shares, if any, held in the name of a spouse, minor children, or other relatives of a director living in such person’s home, as well as shares, if any, held in the name of another person under an arrangement whereby the director or executive officer can vest title in himself at once or at some future time.

Security Ownership of Management

Name	Common Stock Beneficially Owned(1)		Percentage of Class
William P. Haggerty	3,515		*
Grayson P. Hanes	7,600		*
David M.W. Harvey	545,460	(2)	6.1
Randall F. Kinoshita(3)	545,200	(4)	6.1
Carroll C. Markley(5)	463,765		5.2
David B. Morey	78,545	(6)	*
Arthur J. Novick	96,415		1.0
Joseph W. Paulini	26,344		*
Robert T. Smoot	96,531	(7)	1.0
James W. Wolfe(3)	0		—
Barbara Wortley	759,000	(8)	8.5
Anita L. Shull(9)	68,736		*
Dale G. Phelps	15,098	(10)	*
All present executive officers and directors as a group (9 persons)	1,628,508		18.3

*	Represents less than 1% of the total shares outstanding as of March 16, 2007.
(1)

Amounts disclosed include shares of common stock that certain directors and officers have the right to acquire upon the exercise of stock options exercisable within 60 days of March 16, 2007, as follows: Mr. Haggerty, 3,115; Mr. Hanes, 3,600; Mr. Harvey, 260; Mr. Markley, 294,220; Mr. Morey, 7,955; Dr. Novick, 5,625; Mr. Paulini, 2,830; Mr. Smoot, 5,915; Ms. Shull, 52,342; and Mr. Phelps, 15,000.

(2)

The shares are beneficially owned by Hot Creek Investors, L.P. Mr. Harvey is the managing member of Hot Creek Capital, L.L.C., the general partner of Hot Creek Investors, L.P. Mr. Harvey has shared voting and dispositive powers for these shares.

(3)	Nominee for director.
(4)

The shares are beneficially owned by Hot Creek Investors, L.P. Mr. Kinoshita is a member of Hot Creek Capital, L.L.C., the general partner of Hot Creek Investors, L.P. Mr. Kinoshita has shared voting and dispositive powers for these shares.

(5)	Mr. Markley resigned as an employee of the company in March 2007 and as a director in April 2007.
(6)	Mr. Morey’s total shares include 700 shares that are solely owned by his spouse, who has sole voting and dispositive powers for the shares.
(7)	Mr. Smoot’s total shares include 4,000 shares held in custodial capacity, 2,000 shares for each of his two minor children, for which he has sole voting and dispositive power.
(8)	Ms. Wortley disclaims beneficial ownership of 54,400 shares that are owned by her spouse in his pension plan. Mr. Wortley has shared voting power for these shares.
(9)	Ms. Shull resigned as an employee of the company in March 2007.
(10)	Mr. Phelps owns 98 shares through his Millennium 401(k) Plan and 25,000 stock options that vest as follows: 15,000 on March 23, 2007, and 10,000 on July 1, 2009.

Section 16(a) Beneficial Ownership Reporting Compliance

Under federal securities laws, our directors and executive officers must report their beneficial ownership of MBVA common stock and any changes in that ownership to the SEC. The SEC has established specific dates for such reporting, and we are required to report any failure to file by the established dates during 2006. In 2006, these filing requirements were satisfied by all but two of Millennium’s directors. Each of Messrs. Harvey and Paulini reported director compensation in the form of a grant of stock options four days late in October 2006. In making this report, Millennium has relied on the written representations of its directors and executive officers subject to Section 16 and copies of the reports that have been filed with the SEC.

Security Ownership of Principal Shareholders

The following table sets forth certain information with respect to the beneficial ownership of shares of common stock by each person who owns, to Millennium’s knowledge, more than five percent of the outstanding shares of common stock.

Name and Address	Common Stock Beneficially Owned	Percentage of Class
Barbara Wortley (1) 456 Alexander Palm Road Boca Raton, Florida 33432	759,000	8.5

Goldman Sachs Asset Management, L.P. (2) 30 Hudson Street Jersey City, New Jersey 07302	730,636	8.2

Hot Creek Investors, L.P. (3) 6900 S. McCarran Boulevard, No. 3040 Reno, Nevada 89509	569,374	6.1

Robert J. Finlay(4) 29 Armory Road Milford, New Hampshire 03055	482,437	5.4

(1)

In a Schedule 13D/A filed with the SEC on January 23, 2007, Barbara Wortley reported sole ownership of 704,600 shares of MBVA common stock for which she has sole voting and dispositive powers. In addition, she reported shared voting power with respect to 54,400 shares held by Liberty Lighting Pension Fund. Her spouse has shared voting and dispositive powers with respect to the shares held by Liberty Lighting Pension Fund. In a letter dated January 23, 2007 attached to the Schedule 13D/A, Ms. Wortley nominated herself and Scott R. McQueen to stand for election at the 2007 Annual Meeting of Shareholders of Millennium. Ms. Wortley subsequently withdrew the nominations, since Millennium’s Board had taken action to appoint her a director effective February 28, 2007 and to nominate her to stand for election as a Class C Director at the Annual Meeting.

(2)

In a Schedule 13G/A filed with the SEC on February 9, 2007, Goldman Sachs Asset Management, L.P., reported ownership and sole voting power with respect to 640,415 shares of MBVA common stock and sole dispositive power with respect to 730,636 shares of MBVA common stock in its capacity as investment adviser on behalf of third parties as of December 31, 2006.

(3)

An Amendment No. 4 to Schedule 13D was filed with the SEC on August 18, 2006, jointly by Hot Creek Capital, L.L.C., Hot Creek Investors, L.P., David M. W. Harvey, and Joseph W. Paulini. The MBVA common stock that was the subject of the amended Schedule 13D was held by Hot Creek Investors (545,200 shares) and Mr. Paulini (24,174 shares).

(4)	In a Schedule 13D filed with the SEC on March 13, 2007, Robert J. Finlay reported sole ownership of 482,437 shares of MBVA common stock for which he has sole voting and dispositive powers.

PROPOSAL 1 – ELECTION OF DIRECTORS

Our Board of Directors has nominated four persons for election to the Board at the Annual Meeting—three Class B Directors, Randall F. Kinoshita, Robert T. Smoot and James W. Wolfe, and one Class C Director, Barbara Wortley. Two nominees, Mr. Smoot and Ms. Wortley, currently serve on the Board of Directors.

Messrs. Kinoshita and Wolfe are not currently directors and have been nominated for election to the Board pursuant to an agreement dated August 4, 2006 between Millennium, Hot Creek Capital, L.L.C., a Nevada limited liability company, Hot Creek Investors L.P., a Nevada limited partnership, Mr. Harvey and Mr. Paulini. This agreement is discussed in more detail below under the heading “Agreement with Hot Creek.”

Ms. Wortley was elected to the Board of Directors effective as of February 28, 2007, to fill a vacancy created by the resignation of Stewart R. Little. Since then, the Board has nominated Ms. Wortley to finish the remaining one-year term of Mr. Little as a Class C Director. These actions were taken in response to Ms. Wortley’s letter of January 23, 2007, accompanied by the filing of a Schedule 13D with the SEC, in which she nominated two persons and stated her intention to initiate a proxy solicitation in order to have them elected at the Annual Meeting this year. The Board of Directors welcomed Ms. Wortley to her first meeting on February 28, 2007. We have also notified Ms. Wortley that the Board of Directors will nominate her to stand for election at the 2008 Annual Meeting for a full three-year term.

Under the Articles of Incorporation, our directors are divided into three classes, which serve for staggered three-year terms. This year the Class B Directors to be elected will serve for a term of three years expiring in 2010 and the Class C Director to be elected will serve for a term of one year, expiring in 2008. Each of the nominees has agreed, if elected, to serve as a member of the Board.

Under our Corporate Governance Guidelines and our bylaws, which were amended effective September 29, 2006, a director is permitted to serve until the next Annual Meeting of Shareholders after reaching age 72. There are no directors who will reach age 72 this year before the Annual Meeting or before the 2008 Annual Meeting.

The persons named as attorneys-in-fact in the accompanying proxy are expected to vote to elect the four nominees listed below as directors, unless authority to so vote is withheld. Although Millennium’s Board of Directors expects that each of the nominees will be available for election, in the event a vacancy in the slate of nominees occurs, it is intended that shares of MBVA common stock represented by proxies will be voted for the election of a substitute nominee selected by the persons named as attorneys-in-fact in the accompanying proxy, or the Board may reduce the number of persons to be elected by the number of persons unable to serve. Holders of MBVA common stock do not have cumulative voting rights in the election of directors.

The names of the nominees for election and the other continuing members of Millennium’s Board of Directors, their principal occupations for at least the past five years, and certain other information with respect to such persons are set forth below. Arthur J. Novick is not standing for re-election. Carroll C. Markley, our former President and Chief Executive Officer, and Douglas K. Turner resigned from the Board of Directors in April 2007.

NOMINEES FOR CLASS B DIRECTORS

FOR THREE-YEAR TERMS EXPIRING IN 2010

Name, Age, Principal Occupation During the Past Five Years, Certain Other Directorships, Committee Memberships and City and State of Residence	Director of MBVA Since

RANDALL F. KINOSHITA (43)

Member of Hot Creek Capital, L.L.C., an investment company located in Reno, Nevada, since 1999. Portfolio Manager of various investment partnerships specializing in equity investments in small capitalization community banks, thrifts, and their holding companies, including Hot Creek Investors, L.P. Sparks, Nevada.

Nominee

ROBERT T. SMOOT (56) Director, Architect/Engineer Evaluation and Program Support, U.S. Department of Veterans Affairs in Washington, D.C., since 1981. Managing Member, C-Squared Management & Development, L.L.C., Great Falls, Virginia, since 1996. Chairman of the Board of Millennium since 2006. Chairman of Audit Committee and Member of Nominating and Governance Committee, Compensation Committee, and Executive Committee. Director of Millennium Bank, N. A. Great Falls, Virginia.	1998

JAMES W. WOLFE, J.D. (51)

Founding Partner and Chief Executive Officer, J Street Consulting, LLC, specializing in new venture creation and international development, Washington, D.C., since 2001. Assistant Professor, School of Management and current Entrepreneur in Residence of George Mason University, Fairfax City, Virginia, since 2006. Adjunct Professor, Robert H. Smith School of Business, University of Maryland in College Park, Maryland, from 1997 to 2005. Reston, Virginia.

Nominee
NOMINEE FOR CLASS C DIRECTOR FOR A ONE-YEAR TERM EXPIRING IN 2008
Name, Age, Principal Occupation During the Past Five Years, Certain Other Directorships, Committee Memberships and City and State of Residence	Director of MBVA Since

BARBARA WORTLEY (57)

Assistant to the Chairman of Liberty Research, Inc., a medical research company in Waverly, New York, since 1993. Owner and Managing Member of Liberty Industries, L.C., a Florida limited corporation and manufacturer of broadcast and cellular towers located in Newburgh, Indiana, since 2006. Owner and Managing Member, AVS, Inc., manufacturer of specialty vehicles, Deerfield Beach, Florida, since 2004. Owner and Chairman of the Board, Liberty Polyglas, manufacturer of fiberglass reinforced copolymers, located in West Mifflin, Pennsylvania, since 2002. Member of Executive Committee, Nominating and Governance Committee, and Compensation Committee. Boca Raton, Florida.

2007

MILLENNIUM’S BOARD OF DIRECTORS RECOMMENDS

A VOTE “FOR” EACH OF THE FOUR NOMINEES NAMED ABOVE.

CLASS C DIRECTORS WITH TERMS EXPIRING IN 2008

Name, Age, Principal Occupation During the Past Five Years, Certain Other Directorships, Committee Memberships and City and State of Residence	Director of MBVA Since
GRAYSON P. HANES (69) Partner, Reed Smith LLP, an international law firm headquartered in Pittsburgh, Pennsylvania, with 1,500 attorneys. Mr. Hanes’s office is located in Falls Church, Virginia, since 1999. Member of Executive Committee. Director of Millennium Bank, N.A. Vienna, Virginia.	2005
DAVID B. MOREY (59) Loan Portfolio Relationship Manager, Millennium Bank, N.A., since December 2005. Loan Officer, Millennium Bank Mortgage, L.L.C., 2005 through 2006. President of a mortgage group focused on lending within Millennium Capital, Inc., the former mortgage-lending subsidiary of the Bank, 2001 through 2005. Employed by Millennium Capital, Inc. in various capacities, 2001 through 2005. Director of Millennium Bank, N. A. Vienna, Virginia.	1998
CLASS A DIRECTORS WITH TERMS EXPIRING IN 2009
Name, Age, Principal Occupation During the Past Five Years, Certain Other Directorships, Committee Memberships and City and State of Residence	Director of MBVA Since
WILLIAM P. HAGGERTY, CPA, CVA (61) Principal and Owner, Haggerty & Associates, a certified public accounting and consulting firm in Bethesda, Maryland, since 1990. Haggerty & Associates is a financial consulting firm specializing in the areas of mergers and acquisitions, business valuations, financial analysis, forecasting and budgeting, and business exit planning. Member of Audit Committee and Nominating and Governance Committee. Director of Millennium Bank, N. A. Bethesda, Maryland.	2004
DAVID M.W. HARVEY (50) Founder and Managing Member, Hot Creek Capital, L.L.C., an investment company located in Reno, Nevada, since 1993. Portfolio Manager of various investment partnerships specializing in equity investments in small capitalization community banks, thrifts, and their holding companies, including Hot Creek Investors, L.P. Member of Executive Committee. Reno, Nevada.	2006
JOSEPH W. PAULINI (52) President and Managing Member, Express Greeting Cards, L.L.C., an international manufacturing and importing business located in Vienna, Virginia, since 2003. President, Rainmaker Creative Thinking, L.L.C., Reston, Virginia, 1995 to 2001. Director of Millennium Bank, N.A., 1999 to 2003. Member of the Nominating and Governance Committee. Vienna, Virginia.	2006

Executive Officers Who Are Not Directors

Dale G. Phelps, 51, has been interim President and Chief Executive Officer of Millennium since March 2007 and of Millennium Bank since April 2007. He had been Executive Vice President, Treasurer and Chief Financial Officer of Millennium and Executive Vice President and Chief Financial Officer of Millennium Bank since 2005 and will continue serving as our principal financial officer. Mr. Phelps previously served as Chief Financial Officer of Community Bank of Northern Virginia in Sterling, Virginia, from 2002 until its purchase by

Mercantile Bankshares Corporation in 2005. Mr. Phelps also served as Chief Financial Officer of Century National Bank in Washington, D.C., from 2000 until its purchase by United Bankshares in 2001. Prior to joining Century National Bank, Mr. Phelps was employed by Farmers and Mechanics Bank in Frederick, Maryland, from 1992 to 2000.

John F. Novak, 60, has been interim Chief Operating Officer of Millennium since March 2007. Mr. Novak has also been Executive Vice President and Retail and Business Banking Manager of Millennium Bank since 2005. From 2003 to 2005, he was Vice President in Sales and Marketing for Susquehanna Bank in Towson, Maryland. He had previously been Executive Vice President in the Product Sales and Marketing Group for Provident Bank of Maryland for ten years.

Agreement with Hot Creek

On August 4, 2006, we entered into an agreement with Hot Creek Capital, L.L.C., a Nevada limited liability company, Hot Creek Investors L.P., a Nevada limited partnership, David M.W. Harvey, Joseph W. Paulini and Charles Dean. (In the discussion below, we refer to these persons and entities collectively as the “Hot Creek group” and individually as a “group member”). The Hot Creek group currently owns, in the aggregate, 569,374 shares of our common stock, representing approximately 6.4% of Millennium’s outstanding shares of common stock.

Under the agreement between Millennium and the Hot Creek group, Mr. Harvey and Mr. Paulini were elected to the Board at the Annual Meeting in 2006. Also under the agreement:

•	Our Board of Directors will nominate up to two persons proposed by Mr. Harvey for election to the Board at our 2007 Annual Meeting of Shareholders.

•

If either Mr. Harvey or Mr. Paulini, or any other individual serving as a director pursuant to the agreement, resigns, dies or becomes disabled and, as a result, no longer serves on the Board, the Board will only consider individuals to fill the resulting vacancy that have been proposed by Hot Creek Capital and the Board will not unreasonably withhold its approval of any individual proposed by Hot Creek Capital to fill such vacancy.

•	Our Board appointed Mr. Harvey to the Executive Committee of the Board and appointed Mr. Paulini to the Nominating and Governance Committee of the Board.

•

After Millennium’s 2006 Annual Meeting of Shareholders, the Board elected Robert T. Smoot as the Chairman of the Board of Millennium. The Chairman of the Board will not be an officer of Millennium or Millennium Bank, National Association.

•

Without the consent of a majority of the directors then serving on the Board who are serving as a director pursuant to the agreement, our Board will not, until after the adjournment of our 2010 Annual Meeting of Shareholders, increase the size of the Board to more than ten members or delay any Annual Meeting of Shareholders.

•

Until the adjournment of our 2007 Annual Meeting of Shareholders, the Hot Creek group, and each group member, have agreed not to take, and to prevent their affiliates from taking, certain actions with respect to Millennium, including:

•

unless approved or recommended by the Board, commencing or participating in, or in assisting any other person in commencing or participating in, any acquisition of any securities in or assets of Millennium, any tender or exchange offer, merger, purchase of assets, recapitalization, restructuring, liquidation or other extraordinary transaction with respect to Millennium;

•	making or participating in any solicitation of proxies;

•

forming or assisting in the formation or continuation of a “group” (other than the Hot Creek group, provided it complies with the agreement between Millennium and the Hot Creek group) with respect to acquiring, holding, voting or disposing of any equity securities of Millennium;

•	seeking to control Millennium, except as provided for in the agreement between the Hot Creek group and us or otherwise in the capacity of a group member as a member of Millennium’s Board;

•	seeking to call a special meeting of Millennium’s shareholders, except in the capacity of a Hot Creek group member as a member of Millennium’s Board;

•	making any shareholder proposal in respect of Millennium;

•	except as provided for in the agreement, nominating or proposing any person or persons as a director of Millennium or of any of its subsidiaries;

•	taking any action to instigate legal proceedings that challenge the enforceability of the agreement;

•	taking any action, directly or indirectly, alone or in concert with others, to circumvent the obligations of the Hot Creek group or any group member set forth in the agreement;

•	encouraging any other person to undertake any of the actions or activities that the Hot Creek group or a group member is not permitted to engage in under the agreement; or

•	requesting Millennium or its Board or management to amend or waive any of the foregoing restrictions.

•	The Hot Creek group and each group member agreed to take all such actions as are necessary or appropriate to assure that the shares of our common stock owned by them will:

•	be represented in person or by proxy at all shareholder meetings of Millennium so as to be counted toward a quorum for the transaction of business;

•	be voted for the election of the director nominees proposed by the Board; and

•	be voted on all other matters in the same proportions as the other outstanding shares of common stock of Millennium are voted.

Under the Agreement, the Board nominated Randall F. Kinoshita and James W. Wolfe, at the request of the Hot Creek group, to stand for election in 2007. See Nominees for Class B Directors above.

CORPORATE GOVERNANCE

The Board of Directors periodically reviews our corporate governance policies, practices and procedures to ensure that we meet or exceed the requirements of applicable laws, regulations and rules, including the Sarbanes-Oxley Act of 2002, the related rules of the Securities and Exchange Commission (the “SEC”), and the corporate governance rules of The NASDAQ Stock Market, Inc. (“NASDAQ”). In this regard, our ultimate purpose is to create a strong, sound, and profitable financial services company with long-term growth and value for our shareholders.

Director Independence

Our Board of Directors has adopted Corporate Governance Guidelines, which incorporate certain criteria in the NASDAQ rules for use by the Board when determining director independence. The Board also broadly considers all other relevant facts and circumstances that bear on the materiality of each director’s relationship with Millennium, including the potential for conflicts of interest, when determining director independence.

The Nominating and Governance Committee evaluates each incumbent director and all new director nominees based on applicable law, regulations, and rules and makes a recommendation to the full Board as to the independence of directors and director nominees. Our Board of Directors has determined that the following six directors have no disqualifying material relationships with us or our subsidiaries and are, therefore, independent:

Messrs. Haggerty, Harvey, Novick, Paulini and Smoot and Ms. Wortley. As of the date of this Proxy Statement, the Board of Directors has not made a formal determination as to the independence of Messrs. Kinoshita and Wolfe, but it is not aware of any relationships between them and Millennium or its subsidiaries that would disqualify them from being deemed independent.

The Board of Directors considered the following relationships with certain of its directors to determine whether such director was independent under its Corporate Governance Guidelines:

•

Mr. Harvey is a portfolio manager of various investment partnerships that specialize in equity investments in small capitalization community banks, thrifts, and their holding companies, which could include Millennium;

•	Messrs. Paulini and Smoot are unit holders in limited liability companies that own our main office and our Herndon office and lease them to us; and

•	Mr. Smoot owns a limited liability company that provides property management services to the limited liability companies that own our main office and our Herndon office.

Mr. Morey, who was an officer of one of our former subsidiaries, and Mr. Hanes, who has a son that is a former officer of one of our subsidiaries, are currently not independent, as determined by the Board of Directors.

Additional information on material related person transactions with our executive officers and directors is provided in “Transactions with Executive Officers and Directors” below.

Susan B. Gregg, Michael L. Colen, and L. James D’Agostino, who were each one of our directors until September 2006, Stewart R. Little, who was a director until February 2007, and Douglas K. Turner, who was a director until April 2007, were also independent during their service as directors under the criteria above. Carroll C. Markley, who was a director until April 2007, was not independent.

The NASDAQ standards referenced above, as well as other corporate governance initiatives adopted by us, are set forth in the Corporate Governance Guidelines and are available to any shareholder upon request from the Corporate Secretary or on the “Corporate Governance” page of our Investor Relations web site at www.milleniumbankshares.com.

Attendance and Committees of the Board

The Board of Directors has established the following committees: Executive Committee, Audit Committee, Compensation Committee, and Nominating and Governance Committee. Each member of the Audit Committee, Compensation Committee, and Nominating and Governance Committee has been determined by the Board to be independent in accordance with the requirements of NASDAQ and the SEC (including the specific additional Sarbanes-Oxley Act of 2002 and SEC requirements for Audit Committee members) and our Corporate Governance Guidelines.

Annually, each of the Audit Committee, Compensation Committee, and Nominating and Governance Committee conducts a review and evaluation of the performance of such committee and reviews and reassesses the adequacy of its charter in light of any changes to applicable rules and regulations. A copy of each of the Audit Committee Charter, the Nominating and Corporate Governance Committee Charter, and the Compensation Committee Charter were attached as appendices to the proxy statement for our 2006 Annual Meeting of Shareholders. Copies of the charters of the Audit, Compensation, and Nominating and Governance Committees are also available on the “Corporate Governance” page of our Investor Relations web site at www.millenniumbankshares.com.

Directors are expected to attend all meetings of the Board of Directors, assigned committee meetings, and the Annual Meeting of Shareholders. All of our current directors who will continue to serve on the Board after the Annual Meeting attended more than 75% of the Board meetings and assigned committee meetings held in 2006, except Mr. Harvey. The Board held 16 meetings during 2006, while the Audit Committee held 13 meetings, the

Compensation Committee held 6 meetings, the Nominating and Governance Committee held 3 meetings, and the Executive Committee held 2 meetings in 2006. Seven of our 10 directors at that time attended the 2006 Annual Meeting of Shareholders.

A summary of the responsibilities and authority of each of the committees follows.

Name of Committee and Members (as of the date of this Proxy Statement)	Functions of Committee	Number of Meetings in 2006
Executive:	May exercise the authority of the full Board between meetings of the Board, except that it may not:	2
Grayson P. Hanes
David M. W. Harvey	- Amend the Articles of Incorporation.
Robert T. Smoot	- Adopt, amend, or repeal the Bylaws.
Barbara Wortley	- Approve or propose to shareholders any action that must lawfully be approved by shareholders.
- Fill vacancies on the Board or any committee.
- Approve our dissolution or merger or the sale of all or substantially all of our assets.

Audit:	- Appoints, compensates, retains, and directly oversees the work of our independent auditor.	13
William P. Haggerty	- Monitors the independence and qualifications of the independent auditor.
Arthur J. Novick* Robert T. Smoot	- Monitors the integrity of our financial statements and recommends inclusion of the financial statements in our annual and quarterly filings with the SEC.
- Reviews CEO and CFO disclosures on our internal controls system for our SEC 10-K and 10-Q filings.
- Oversees the performance of our internal audit process.
- Establishes a policy for the treatment of complaints received from employees regarding accounting or auditing matters.
- Performs other related duties as defined in the written charter approved by the Board.

Compensation:		6
- Recommends compensation for senior management.
Arthur J. Novick*	- Recommends compensation for directors.
Barbara Wortley	- Oversees and administers executive and employee compensation and benefit plans, including the Incentive Stock Option Plan and the 401(k) Plan and Trust.
- Reviews employment agreements and benefits, as needed.
- Reviews proposed new incentive stock option plans and other equity compensation arrangements.

Nominating and Governance:	- Makes recommendations to the Board regarding the size and composition of the Board, reviews qualifications of candidates, and recommends nominees to the Board.	3
William P. Haggerty Stewart R. Little	- Responsible for recommending our corporate governance practices, including establishing the Corporate Governance Guidelines.
Joseph W. Paulini Robert T. Smoot	- Responsible for annually reviewing the qualifications and independence of incumbent directors and recommending changes in independence status for Board approval.
Barbara Wortley	- Recommends the structure and membership of Board committees.
- Monitors compliance with our Code of Conduct and Code of Ethics for Senior Financial Officers and recommends changes to the codes as appropriate.
- Leads the Board in its annual review of Board performance.

*	Mr. Novick, whose term as a director expires at the 2007 Annual Meeting, is not standing for re-election to the Board.

Executive Sessions

Under our Corporate Governance Guidelines and the NASDAQ rules, independent directors are required to meet in two executive sessions annually at regular meetings of the Board of Directors and at such other times as they deem necessary or advisable. Under the Corporate Governance Guidelines, the director who presides over executive sessions may be the Chairman of the Board, if an independent director, or, in his or her absence, the Chairman of one of the following Board committees may preside over the executive sessions of the Board in this order: Nominating and Governance Committee, Audit Committee, and Compensation Committee. Our independent directors met in executive session two times during 2006.

Code of Conduct and Code of Ethics for Senior Management and Financial Officers

We maintain a Code of Conduct for directors and employees, as adopted by the Board of Directors, to ensure that each employee of Millennium and our subsidiaries understands the basic principles that govern their conduct in the workplace. The Board also has adopted a Code of Ethics for Senior Management and Financial Officers, which applies to our principal executive officer and principal financial officer, as required by law. In 2006, there were no waivers to the Code of Conduct, nor were there any substantive amendments to the Code of Conduct or the Code of Ethics for Senior Management and Financial Officers. Shareholders may obtain a copy of the codes of ethics by contacting the Corporate Secretary, Millennium Bankshares Corporation, 1601 Washington Plaza, Reston, Virginia 20190 or by viewing the documents on the “Corporate Governance” page of our Investor Relations web site at www.millenniumbankshares.com.

Shareholder Communications with the Board

Any shareholder who wishes to contact the Board of Directors or any individual director serving on the Board may do so by written communication mailed to: Board of Directors (Attention: Name of Director(s), if appropriate), Corporate Secretary, Millennium Bankshares Corporation, 1601 Washington Plaza, Reston, Virginia 20190. Any proper communication received will be screened by the Corporate Secretary as agent for the Board for any materials that are solicitations, advertisements or other materials that do not relate to Millennium, any director, or any shareholder. A copy of the communication will be promptly forwarded to each member of the Board or, if appropriate, to the member(s) of the Board named in the communication. The original shareholder communication will be maintained on file in the Corporate Secretary’s office and made readily available to any director who should wish to review it.

Director Nominations

The Board of Directors has adopted a Director Nomination Policy, which sets forth the procedure for a shareholder to submit a director nominee recommendation, the timelines for receiving such nominations, the information required on each director nominee, and the evaluation process adopted by the Board. Any shareholder desiring to submit a director nominee for consideration by the Nominating and Governance Committee for the 2007 Annual Meeting must do so in accordance with Millennium’s bylaws and policies. Director nominations should be submitted in writing to the Corporate Secretary, acting as agent for the Nominating and Governance Committee, at Millennium Bankshares Corporation, 1601 Washington Plaza, Reston, Virginia 20190. A copy of Millennium’s Director Nomination Policy is available to any shareholder and may be obtained from the Corporate Secretary or on the “Corporate Governance” page of our Investor Relations web site at www.millenniumbankshares.com.

Once a director nominee has been recommended, whether by a shareholder or otherwise, the Nominating and Governance Committee, in accordance with the Corporate Governance Guidelines, reviews the background and qualifications of the nominee. In selecting the slate of nominees to be recommended by the Committee to the Board, and in an effort to maintain a proper mix of directors that results in a highly effective governing body, the Committee also considers such factors as the occupational, geographic, and age diversity of all director nominees; the particular skills and ability of each nominee to understand financial statements and finance matters generally; community involvement of each nominee; and the independence status of each nominee in accordance with the Corporate Governance Guidelines, NASDAQ standards and rules, and other applicable laws and regulations.

The Nominating and Governance Committee reports its recommendations concerning each director nominee to the Board. The Board then considers the Committee’s recommendations and selects those director nominees to be submitted to the shareholders for approval at the next Annual Meeting of Shareholders. The Board may, as a part of its consideration, request the Committee to provide it with such information pertaining to a director nominee as the Board deems appropriate to fully evaluate the qualifications of the nominee.

In a letter dated January 23, 2007, Ms. Wortley nominated two persons for election to our Board of Directors at the Annual Meeting. These nominations were withdrawn, and the Board agreed to appoint Ms. Wortley as a director of Millennium as of February 28, 2007, to fill a vacancy due to a resignation. The Board also agreed to nominate Ms. Wortley to stand for election as a director in 2007 for a one-year term and in 2008 for a three-year term.

In addition, under the Agreement that we have with the Hot Creek group, the Board nominated Randall F. Kinoshita and James W. Wolfe, at the request of the Hot Creek group, to stand for election in 2007.

Stock Ownership of Directors

Under our Corporate Governance Guidelines, we expect our directors to own at least 1,000 shares of MBVA common stock within two years after their initial election or appointment and to continue to own such shares throughout the full term of their service. Directors may own a combination of common stock and fully vested stock options to satisfy this requirement. All directors currently own at least 1,000 shares of MBVA stock or a combination of stock and stock options, except for Mr. Harvey, who has up to two years from the date of his election on September 28, 2006, to meet the stock ownership requirement. Nominees Randall H. Kinoshita and James W. Wolfe do not own shares in their own names at this time.

Policy on Accounting and Legal Complaints

The Board of Directors has adopted a Policy and Procedures for Accounting and Legal Complaints that governs the reporting of employee complaints regarding accounting, internal accounting controls, or auditing matters. Any complaints regarding such matters should be reported to Millennium’s Corporate Secretary and to the Chairman of the Audit Committee. The Corporate Secretary will investigate or cause to be investigated all matters reported pursuant to this policy and will maintain a record of such complaints that includes the tracking of their receipt, investigation, and resolution. The Corporate Secretary periodically prepares a summary report of such complaints for the Audit Committee, which will oversee the consideration of all reported complaints covered by this policy. Complaints may be submitted in writing, by telephone, or anonymously through an independent, outside company whose business is to receive this type of information in a secure, confidential manner. An email address is provided to use this service. This policy is part of Millennium’s Employee Policy Handbook and is available from the Corporate Secretary, Millennium Bankshares Corporation, 1601 Washington Plaza, Reston, Virginia 20190, or on the “Corporate Governance” page of our Investor Relations web site at www.millenniumbankshares.com.

Director Compensation

All directors receive cash compensation in the form of an annual retainer, which is paid quarterly, and a grant of nonqualified stock options, as described below, for their service on the Board. Directors who also serve on subsidiary company boards may be similarly compensated.

In July 2006, the Compensation Committee met and considered director compensation for the years 2005 and 2006. The members reviewed a comparison of the compensation practices of peer companies that it had identified, which included the various types of fees paid by each, as well as equity compensation and other types of long-term director incentive compensation plans. The Committee also considered compensation paid in past years and the availability of funds in the budget for a cash award in making its determination as to the type and amount of compensation to be paid to directors for the year 2006. As recommended by the Compensation Committee, on July 27, 2006, the Board approved the first-time payment of cash compensation for directors in the form of an annual retainer in the amount of $1,500, payable in quarterly installments in fiscal year 2006. In addition, the Committee recommended a grant of nonqualified stock options to acquire 1,000 shares of common stock for each director for service in 2006 and a grant of nonqualified stock options to acquire 800 shares of common stock for service in 2005. Since Millennium was in a trading blackout period at the time due to the negotiations for the agreement with the Hot Creek group, the stock option grants were not approved by the Board until September 21, 2006.

In addition to compensation paid to holding company directors for 2006, seven of our directors (including Messrs. Haggerty, Hanes, Markley, Morey, Novick, Smoot, and Turner) also served as directors of Millennium Bank and were entitled to receive an annual retainer and stock option compensation paid by Millennium Bank, with the exception of Mr. Markley. At a meeting of the Board of Directors of the Bank held on October 26, 2006, the Board approved 2005 compensation of a grant of nonqualified stock options to acquire 800 shares of common stock and 2006 compensation comprised of an annual retainer of $1,500 and a grant of nonqualified stock options to acquire 1,000 shares of common stock, which was the same as director compensation paid by the holding company. Mr. Markley did not receive director compensation in 2005 or 2006.

All of the options described above are immediately exercisable and have terms of 10 years.

The following table shows the compensation earned by each of the directors during 2006:

2006 Director Compensation Table

Name of Director*	Fees Earned or Paid in Cash ($)	Option Awards(1)(2) ($)	All Other Compensation ($)		Total Compensation ($)
Michael L. Colen(3)	1,125	5,898	(4)		7,023
L. James D’Agostino(3)	1,125	5,898	(4)		7,023
Susan B. Gregg(3)	1,125	5,898	(4)		7,023
William P. Haggerty	3,000	11,796	(4)		14,796
Grayson P. Hanes	3,000	11,796	(4)		14,796
David M. W. Harvey(5)	390.45	848	(4)		1,238.45
Stewart R. Little	1,500	5,898	(4)		7,398
David B. Morey	3,000	11,796	80,000	(4)(6)	94,796
Arthur J. Novick	3,000	11,796	(4)		14,796
Joseph W. Paulini(5)	390.45	848	(4)		1,238.45
Robert T. Smoot	3,000	11,796	(4)		14,796
Douglas K. Turner	3,000	11,796	(4)		14,796

*	As President and Chief Executive Officer, Carroll C. Markley did not receive director compensation in 2006.

(1)

Stock options awarded to directors in 2006 were for two years generally as follows. For all directors other than Messrs. Harvey and Paulini, grants of stock options to acquire 800 and 1,000 shares of common stock for service in 2005 and 2006, respectively, were awarded on September 21, 2006. Options were valued at $8.81 per share, the Fair Market Value (“FMV”) of such shares at the close of business on NASDAQ on September 21, 2006, which was the date that the grants were approved by the Board and issued to directors. For Messrs. Harvey and Paulini, pro-rated grants of stock options to acquire shares of common stock for service in 2006 were awarded on October 24, 2006. Options were valued at $10.39 per share, the FMV of such shares at the close of business on NASDAQ on October 24, 2006, which was the date that the grants were approved by the Board and issued to directors.

The fair value of each stock option grant was estimated on the date of grant using the Black-Scholes based stock option valuation model. This model requires the input of subjective assumptions that will usually have a significant impact on the fair value estimate. Expected volatilities are based on historical volatility of our stock and other factors. We use historical data to estimate option exercises within the valuation model. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve at the time of grant. The assumptions for options granted during the year and the resulting estimated fair values per share used in our option pricing model are as follows:

	Risk-Free Interest Rate	Expected Dividend Yield	Expected Life of Option	Expected Volatility	Estimated Value Per Share
All directors except Messrs. Harvey and Paulini	4.67%	0.80%	10 years	19.99%	$3.29
Messrs. Harvey and Paulini	4.67%	0.80%	10 years	19.99%	$3.17

In addition, directors who also served on the Board of Millennium Bank, N.A., received grants of stock options to acquire 800 and 1,000 shares of common stock for their service in 2005 and 2006, respectively, on that Board on October 26, 2006. These options were valued at $8.73 per share, the FMV at the close of business on NASDAQ on October 26, 2006, which was the date that the grants were approved by the Board and issued to directors. Messrs. Haggerty, Hanes, Morey, Novick, Smoot and Turner served on both boards and would have received $3,000 in cash and stock options with respect to 3,600 shares of common stock in 2006.

(2)

The total number of shares of common stock that each director had the right to acquire upon the exercise of stock options as of December 31, 2006, was as follows: Mr. Colen, 2,396; Mr. D’Agostino, 3,365; Ms. Gregg, 2,240; Mr. Haggerty, 4,115; Mr. Hanes, 3,600; Mr. Harvey, 260; Mr. Little, 3,665; Mr. Morey, 7,955; Dr. Novick, 5,625; Mr. Paulini, 2,830; Mr. Smoot, 5,915; and Mr. Turner, 7,535.

(3)	Messrs. Colen and D’Agostino and Ms. Gregg were directors until September 2006.
(4)

The aggregate value of perquisites and other personal benefits was less than $10,000 for 2006. Directors received one perquisite consisting of dinners prior to board meetings. If a director had attended all 16 board meetings held in 2006, the value of his perquisite would have totaled approximately $400. No director received any consulting fees in fiscal 2006, and Millennium does not have any director legacy or charitable awards programs.

(5)	Messrs. Harvey and Paulini became directors on September 28, 2006. Their cash fees and stock option grants were prorated to reflect only the actual number of days they served in 2006.
(6)	Mr. Morey was a salaried employee of Millennium Bank, N.A. in 2006, for which he received compensation in the amount shown.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis (CD&A)

The Compensation Committee is responsible for the oversight and annual review of Millennium’s executive compensation program and for recommending the annual salary and bonus compensation for the chief executive officer, the chief operating officer, and the chief financial officer, who are our “Named Executive Officers” and the annual award of long-term incentive compensation for the Named Executive Officers for approval by the Board of Directors of Millennium.

For purposes of this discussion, during 2006, Carroll C. Markley was our chief executive officer, Anita L. Shull was our chief operating officer, and Dale G. Phelps was our chief financial officer. Mr. Markley retired in March 2007, and Ms. Shull resigned in March 2007.

Following this discussion, you will find tables containing detailed information concerning compensation earned or paid for 2006 to our Named Executive Officers.

Executive Officers Compensation Program

The Compensation Committee reviews on an annual basis the appropriateness and effectiveness of Millennium’s compensation philosophy and guiding principles, which consist of the following:

1.	Compensation and reward systems should be a management tool to achieve business results.

2.	Annual compensation adjustments should be aligned with relative internal performance targets and contributions to the overall achievement of Millennium’s financial and business objectives.

3.	The overall executive officers compensation program is reviewed annually and adjusted as appropriate and administered in a fair and reasonable manner.

4.	By basing the compensation program on the financial performance of Millennium and appropriately linking executive performance to the annual financial and operational results, Millennium is enhancing the long-term financial interests of shareholders.

Components of Executive Officers Compensation

The components of compensation for each Named Executive Officer of Millennium are specified in the employment agreement of each executive officer. We disclose the terms of these employment agreements in the “Employment Agreements” section below. The Compensation Committee believes that securing the continued service of key executives is essential to the successful future of the organization. Employment agreements assist us by providing security to key executives.

The Board of Directors may increase the salary of an executive officer. In such cases, compensation is structured to emphasize variable pay based on performance, with base salary set comparable to market median, and cash incentive opportunities generally set comparable to market median, so that total cash compensation opportunities may be compared to a peer group of publicly traded bank or financial services holding companies that the Compensation Committee has determined is an appropriate comparison group for this purpose.

Millennium has established incentive compensation programs for executive officers that consist of an annual cash incentive (bonus), stock-based long-term incentive awards, and standard employee benefits. The annual cash incentive and long-term incentive programs emphasize variable compensation for executive officers that is tied to the financial results of Millennium. The Compensation Committee considers cash incentive payments and long-term incentive awards to executive management and makes recommendations for approval by the Board of Directors.

Annual Base Salary

Our base salary philosophy is to provide reasonable current income to our Named Executive Officers in amounts that will attract and retain individuals with a broad, proven track record of performance. In making annual compensation determinations, the Compensation Committee evaluates the performance of the executive officers based on our financial performance, achievements in implementing our long-term strategy, and the personal observations of the executive officers’ performance by the members of the Compensation Committee. The committee generally does not weigh any particular aspects of the performance of the executive officers over other aspects.

Under the employment agreements of the Named Executive Officers, each was eligible for an increase in salary. Following a year of disappointing earnings in 2005, Mr. Markley initiated company-wide cost-cutting measures to reduce expenses and took other actions to help the company recover from a year of relatively poor earnings. As part of this effort, no salary increases were awarded to the Named Executive Officers in 2006. As a result, salaries remained at $190,000 for Mr. Markley, $160,000 for Ms. Shull, and $135,000 for Mr. Phelps.

Annual Cash Compensation

We offer our executive officers an opportunity to receive an annual bonus. No specific performance goals or criteria are set in advance. Each employment agreement provides for bonuses, and all bonuses are at the discretion of the Board of Directors. In making its recommendation to the Board, the Compensation Committee generally does not give any weight to any particular aspect of an individual’s performance.

In 2006, bonuses were not awarded to the Named Executive Officers for their performance in 2005 for the same reason that there were no salary increases. See Annual Base Salary paragraph above.

Long-Term Equity Incentive Plan

The Board of Directors may provide equity incentives to executive officers through long-term awards. Long-term equity incentives historically have been made available to executive officers in the form of stock options. These awards provide executive officers with an opportunity to accumulate our common stock and associated compensation related to that ownership. The goal of the Board of Directors in granting equity awards is to directly link an executive’s compensation opportunities with shareholder value creation. Stock option grants require stock price appreciation in order for executive officers to realize any benefit, thus directly aligning executive and shareholder interests.

The Board of Directors also employs multiyear vesting of equity incentive awards. Multiyear vesting focuses executive officers on consistent long-term growth in shareholder value and requires executive officers to remain employed with us for extended periods to receive the full benefit of the awards.

Millennium has two incentive stock plans, one for employees and one for directors of the holding company and its affiliated bank. The Millennium Bankshares Corporation 1999 Incentive Stock Option Plan (the “Plan”) for employees is limited to the award of stock options only. The Plan does not base vesting of options on company performance factors. Stock options for employees are generally awarded in the first half of the year. Management prepares the list of employees to receive awards and seeks Board approval of the amount of shares to be granted. On the date that the Board of Directors approves the shares to be granted, the grants are valued at the closing price of the Corporation’s stock and the grant agreements are issued. All stock options granted become vested over a five-year period on the dates specified in each grant agreement and may be exercised immediately following the vesting date. Grants have a ten-year term to expiration.

The Director Stock Option Plan is also limited to the award of stock options for services rendered as a director of Millennium and Millennium Bank. Like the employee plan, this plan does not base vesting of options on the company attaining certain performance goals as of the end of a prior year. Directors are awarded nonqualified stock options that vest immediately upon issuance, and the term of the grant is ten years. Generally, management directors do not receive grants under the Director Stock Option Plan. However, an exception has been made for Mr. Morey, who is an employee of the Bank, to receive a grant of stock options annually in concert with other Board members.

Under Mr. Markley’s original employment agreement, which was entered into in March 2000, he was eligible to receive an annual grant of stock options equal to one percent of the original issue of the common stock and warrants of the holding company at the then fair market value thereof during each year of employment for up to seven years. This grant, however, was based on the condition that the company meets or exceeds certain annual performance goals for the year in which the grant is awarded. Mr. Markley executed a new employment agreement in December 2004, which stated that in addition to the options to be granted under his 2000 Employment Agreement, he is eligible to receive additional stock options as may be awarded by the Board in its sole discretion. To calculate the number of options that may be awarded annually to Mr. Markley, we considered Millennium’s private stock offering in 1999, in which 900,000 total shares were offered for sale, plus one warrant was granted for each share purchased, for a total of 1,800,000 shares. As a result, 18,000 shares would be the base number for options to be granted annually to Mr. Markley, subject to Millennium meeting or exceeding its performance goals, for a period of seven years from the date of March 8, 2000. In addition, Millennium’s common stock was split 2-for-1 on October 31, 2001, and the stock split was applicable to all outstanding shares of Millennium, including stock option shares. Thus, Mr. Markley became eligible to receive a grant of 36,000 stock options annually. The other component of his eligibility to receive options is Millennium’s performance in meeting its annual budget goals. For 2006, Millennium met or exceeded two out of six performance goals, or 33.33% of its goals, as described below. Therefore, Mr. Markley’s base option award was 33.33% of 36,000, or 12,000 stock options for the year 2005. The Board of Directors awarded Mr. Markley 12,000 stock options on September 21, 2006.

Mr. Phelps was awarded 5,000 stock options by the Board of Directors on March 23, 2006. Subsequent to the Board’s approval, Mr. Markley designated an additional 10,000 options to be awarded to Mr. Phelps, in accordance with the authority previously granted to him by the Board of Directors, as part of the awards to all other employees on the same date, which brought the total awarded to Mr. Phelps to 15,000 stock options. The additional 10,000 options were awarded to Mr. Phelps in order to encourage his continued employment with us. The options vest over a five-year period beginning on March 23, 2007, and the grant has a term of ten years. The option price of $9.31 per share is based on the closing price of Millennium’s common stock on NASDAQ on March 23, 2006. The grant agreements could not be issued until the trading blackout period in 2006 was lifted at the end of September, at which time the Corporation’s revised grant agreement template was used to issue all options awarded in 2006.

The employment agreements of Ms. Shull and Mr. Phelps state that these executive officers shall be eligible for stock options as may be awarded by the Board in its sole discretion. There are no performance-based conditions or other material conditions applicable to the awards.

Timing of Long-Term Incentive Awards

Our practice with respect to the timing of long-term incentive awards is to grant stock-based awards to executive officers once each year.

We are aware that the release of various information, including information related to our financial results, may have an impact on the market price of our common stock and, therefore, on the value of the stock-based award, depending on whether the information is favorable or unfavorable. Accordingly, we believe that a consistent application of our stock awarding practices from year to year is vital. The stock awarded by the Board of Directors is designed to provide incentives for the creation of long-term shareholder value and to contain delayed vesting provisions that prevent recipients of stock awards from taking advantage of short-term fluctuations in the market price of our common stock.

We have not planned in the past, nor do we plan in the future, to time the release of material nonpublic information for the purpose of affecting the value of executive compensation. We do not have a practice of setting the exercise price of stock awards based on the stock price on any date other than the grant date, nor do we use a formula or any other method to select a price based on a period before, after, or surrounding the grant date. Stock awards are granted at the closing price of our common stock on the date of grant.

Modification of Stock Option Awards

In 2006, the Compensation Committee of the Board of Directors recommended that two of Carroll C. Markley’s grants be modified. On September 21, 2006, the Board approved two modifications to the grants issued on January 25, 2001 and February 8, 2001. Grants on both dates contained language that stated that options could be exercised “on February 8, 2005 through February 8, 2006,” which meant that the grants could only be exercised during a one-year period, when both grants actually had an expiration date of ten years from the date of grant. The Board of Directors was advised that it could amend the two grants to eliminate the language that limited the exercise period to one year. The change was recommended in order to conform the agreements to the terms of Mr. Markley’s employment agreement and was made public in a SEC filing. According to the terms and conditions of the employment agreement, the grant should have mirrored the terms of prior grants, which had longer exercise periods. For this reason, the Committee took the position that a change in the option agreements would not be an extension of the exercise period but simply a change to make the agreements consistent with the employment agreement. The Committee believed there was good evidence that the grant agreements simply did not reflect the true terms of the grants. In addition, under applicable Internal Revenue Service rules, the company was in a period of “good faith” interpretation of the rules. With regard to the accounting rules, an opinion was obtained from Millennium’s independent audit firm, Crowe Chizek and Company, LLC, in which they concurred with the amendment transaction and advised that there would be no expense to record as a result of the correction.

At the Compensation Committee’s request, the Board also made one other change to a grant that was issued to Mr. Markley on November 20, 2003. It was amended to reflect the correct date and option price of the grant.

In connection with the resignation of Anita L. Shull on March 31, 2007 and the subsequent arrangement between Millennium Bank and Ms. Shull whereby she was engaged as a Consultant for a temporary period of time until her successor is hired and commences employment, the Board of Directors of Millennium took action at its regular meeting on March 22, 2007 to amend stock option grants issued to Ms. Shull on July 29, 2002 and February 2, 2003, approving the vesting in full of 4,000 unvested options and 2,000 unvested options, respectively. Ms. Shull may exercise all stock options granted to her until the later of December 31, 2007 or the date the options would otherwise expire according to the term of each grant agreement.

Performance-Based Goals for CEO Compensation

Following are the goals that were set for use in determining compensation matters for Mr. Markley for the year 2006:

Category	2006 Goals	2006 Actual Results	Percentage of Achievement
Total Assets	$480,732,000	$591,542,000	123.05
Net Income	$3,820,000	($481,000)	0
Efficiency Ratio(1)	66.72%(1)	73.26%	91.08
CAMEL Rating	*	*	100.00
Return on Assets	0.82%	(0.10%)	0
Return on Equity	7.74%	(0.99%)	0

(1)	The Efficiency Ratio is based on continuing operations.

Out of the six goals established in 2006, only two met or exceeded 100%. Thus, Mr. Markley would have been eligible to receive 33.33% of his bonus target and long-term incentive award as calculated under his executive employment agreement, while a salary increase would have been subject to the sole discretion of the Board of Directors. However, in 2006 a management decision was made to forego salary increases and bonuses for the year due to the financially disappointing year in 2005. Only long-term incentive compensation was awarded to Mr. Markley and Mr. Phelps.

The Compensation Committee of the Board considered the award of stock options to Messrs. Markley and Phelps. For Mr. Markley, the Committee recommended 12,000 stock options, based upon the calculations required under Mr. Markley’s Executive Employment Agreement. For Mr. Phelps, the Committee recommended an award of 5,000 stock options based on his personal performance and contributions to the company in 2006, and Mr. Markley designated an additional 10,000 options to be awarded to Mr. Phelps as part of the stock options awarded to all other employees in order to assure Mr. Phelps’s continued employment with us. The Board approved and issued Mr. Phelps’s options on March 23, 2006, at an option price of $9.31, vesting over five years and expiring on March 22, 2016. The option price was based on the closing price of MBVA common stock on March 23, 2006 on the NASDAQ stock exchange. Mr. Markley’s options were approved on September 21, 2006, and issued on that date at an option price of $8.81, vesting in full immediately, and expiring on September 20, 2016. The option price was based on the closing price on NASDAQ of MBVA common stock on September 21, 2006.

Other Benefits

Perquisites Practices. We provide perquisites and similar benefits to certain of our executive officers due to their roles as representatives of the company in the community.

Perquisites in 2006 were approved for Mr. Markley and Ms. Shull, and they included the use of a company automobile, payment of membership dues for country clubs and certain other clubs, and expenses related to cellphone usage. The aggregate total of perquisites paid to Mr. Markley was $16,737 and for Ms. Shull was $8,190 in 2006.

Other Employee Benefit Plans. During 2006, Millennium maintained various employee benefit plans that constitute a portion of the total compensation package available to the Named Executive Officers and all eligible employees of Millennium. These plans are a 401(k) plan, which permits employees to invest up to 50% of their compensation annually, a flexible benefit health plan, in which employees may set aside a lump sum annually to be used as needed for personal health care expenses throughout the year, and a health insurance plan that provides medical and dental coverage for all eligible employees. In December 2006, the Board of Directors deemed it to be in the best interests of Millennium and its subsidiaries to change the health insurance providers and approved the engagements of United Health Care for major medical coverage and MetLife Insurance for dental coverage. With respect to Mr. Markley’s coverage under the health insurance plan, his monthly payments totaled $1,464 and were paid by Millennium in accordance with his Executive Employment Agreement.

Severance Payments

Each of the employment agreements that we had or have with our Named Executive Officers provides for the payment of severance and other benefits to them in connection with certain types of termination of employment. The Compensation Committee believes that the components and the rationale and the methodology of the executive compensation strategy provide each executive with a comprehensive compensation package that is competitive and ultimately rewarding for the executive, the Company and its shareholders.

Additional information on these amounts is provided in “Payments Upon Termination or Change in Control” below.

Other Potential Post-Employment Payments

In 2006, Mr. Markley announced his plans to retire as President and Chief Executive Officer of Millennium and Chairman of the Board and Chief Executive Officer of Millennium Bank, N.A., on March 31, 2007, or one day after the date that his successor commences work. Millennium’s Board of Directors took steps to employ Mr. Markley as a Consultant for a period of two years following the date of his retirement. Under the Consulting Agreement of CCM Consulting Services, Inc., Mr. Markley will be an independent contractor working in an advisory capacity to management of Millennium. His consulting fee is to be $152,000 per year, and he can terminate the Consulting Agreement upon 60 days of notice to Millennium if he so desires. The Agreement contains confidentiality and nondisclosure provisions as well as post-termination restrictions. In the event of a “change in control,” Mr. Markley would be entitled to receive a lump-sum payment in the amount of salary and target bonus for 48 months, with this compensation offsetting any compensation owed to him for the same 48-month period under this Agreement. In conjunction with the Consulting Agreement, the Board approved an Employment Agreement of Carroll C. Markley to be effective on the same date as the foregoing agreement and the same two-year term until expiration. In addition to setting forth his duties as a consultant and advisor, this Agreement provides certain employee benefits, a salary of $38,000 per year, eligibility for bonuses based on the attainment of certain business performance objectives, eligibility for stock options, and reimbursement of certain business expenses, as allowable by the Internal Revenue Service. Other basic provisions include those for termination, confidentiality and nondisclosure, post-termination restrictions, and a change-in-control benefit similar to the Consultant Agreement, but he will not receive double compensation under this particular provision.

Ms. Shull tendered her resignation from Millennium Bank, N.A. and Millennium to be effective as of March 31, 2007, due to family issues. In the interest of keeping the Bank running smoothly and efficiently during the transition to a new President, the Bank’s Board of Directors offered Ms. Shull a post-termination, short-term employment position with the Bank as a Consultant, to which she agreed. The terms and conditions of her employment are contained in a Letter of Understanding effective as of April 1, 2007. The term of the consultancy will begin on April 1, 2007, and continue until the Board of Directors notifies her that her services are no longer needed, which is expected to coincide somewhat with the hiring of a new President. As an hourly employee, she will be compensated at an agreed-upon fee, working on an as-needed basis with management. She will continue to serve on the Bank’s Board of Directors; her unvested stock options have been fully vested; and her employee benefits will continue, as permissible by the Plans and applicable laws and regulations.

Compensation Committee Report

The Compensation Committee of the Board of Directors reviews and recommends Board approval of the salary and other compensation of Millennium’s executive officers, including the Named Executive Officers. The Committee consists entirely of independent directors who are not officers or employees of Millennium.

As required under revised SEC rules, the Compensation Committee has reviewed and discussed the CD&A with management, and based on the review and discussion, it has recommended to the Board of Directors that the CD&A be included in Millennium’s Annual Report on Form 10-K and the Proxy Statement.

Compensation Committee

Arthur J. Novick
Barbara Wortley

Annual Compensation of Executive Officers

In the tables and discussion below, we summarize the compensation earned during 2006 by (1) our chief executive officer, (2) our chief financial officer, and (3) our chief operating officer, the three most highly compensated executive officers who earned more than $100,000 in total compensation for services rendered in all capacities during 2006, collectively referred to as the “Named Executive Officers.”

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)(5)	All Other Compen- sation ($)		Total ($)
Carroll C. Markley (1)	2006	190,000	—	39,500	16,737	(2)	246,237
Former President and Chief Executive Officer
Anita L. Shull (3)	2006	160,000	—	—	8,190	(4)	168,190
Former Executive Vice President and Chief Operating Officer
Dale G. Phelps	2006	135,000	—	52,177	—		187,177
Interim President and Chief Executive Officer

(1)	Mr. Markley retired in March 2007.
(2)

The value of Mr. Markley’s perquisites was $15,273 in 2006, which included club membership dues of $9,765, company automobile expenses of $4,408, and cell phone expenses of $1,100. In addition, under the terms of Mr. Markley’s employment agreement, Millennium also paid a total of $1,464 for Mr. Markley’s medical and dental insurance payments in 2006.

(3)	Ms. Shull resigned in March 2007.
(4)	Ms. Shull’s perquisites in 2006 included club membership dues of $1,087, company automobile expenses of $5,455, and cell phone expense of $1,648.
(5)

The fair value of each stock option grant was estimated on the date of grant using the Black-Scholes based stock option valuation model. This model requires the input of subjective assumptions that will usually have a significant impact on the fair value estimate. Expected volatilities are based on historical volatility of our stock and other factors. We use historical data to estimate option exercises within the valuation model. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve at the time of grant. The assumptions for options granted during the year and the resulting estimated fair values per share used in our option pricing model are as follows:

	Risk-Free Interest Rate	Expected Dividend Yield	Expected Life of Option	Expected Volatility	Estimated Value Per Share
Mr. Markley	4.67%	0.80%	10 years	19.99%	$3.29
Mr. Phelps	4.67%	0.80%	10 years	19.99%	$3.48

The following table contains information concerning grants of stock options and stock awards to each of the Named Executive Officers during the fiscal year ended December 31, 2006.

2006 Grants of Plan-Based Awards Table

Name	Grant Date	Approval Date	Estimated Potential Payouts Under Equity Incentive Plan Awards	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Fair Market Value on Date of Grant ($/Sh)
			Target (#)
Carroll C. Markley	9/21/2006	9/21/2006	36,000	12,000	8.81	8.81
Anita L. Shull	—	—	N/A	0	—	—
Dale G. Phelps	3/23/2006	3/23/2006	N/A	15,000	9.31	9.31

Employment Ag reements

As part of its compensation program for 2006, Millennium had entered into employment agreements with the three Named Executive Officers, and a summary of the terms of their Agreements, as if they were currently in effect, follows. The agreements with Mr. Markley and Ms. Shull terminated in March 2007.

Carroll C. Markley. On January 1, 2005, Mr. Markley entered into an employment agreement with us and Millennium Bank for a two-year term that is extended automatically each month (absent contrary notice by either party). As a result, two years remain on the term on his employment agreement at any time unless either party elects not to extend the term. The employment agreement provides for a base annual salary of $190,000 and his service as our Chairman of the Board, Chief Executive Officer, and President of and Chairman of the Board and Chief Executive Officer of Millennium Bank. The Employment Agreement also allows for Mr. Markley’s participation in the Millennium Bank, N. A. Executive Incentive Compensation Plan, wherein his “target bonus” is 25% of his base salary, subject to the terms of the plan. During the term of the employment agreement, Mr. Markley will be entitled to receive, on the same basis as other of our similarly situated officers, group employee benefits such as paid time off (sick leave and vacation), long-term disability insurance coverage, health, life and accident insurance, and similar noncash compensation that we or Millennium Bank may from time to time extend to its officers. In addition, Mr. Markley’s employment agreement allows for the use of a vehicle owned by Millennium Bank and payment of country club dues.

Mr. Markley has the right to terminate his employment agreement upon 60 days of notice to us and Millennium Bank in writing. We, at any time and without notice, may terminate him for “cause.” Termination for cause includes termination as an employee, officer, and director of us and Millennium Bank. In such an event, Mr. Markley would be entitled to receive only that base salary earned on or before his last day of active service, and other post-employment benefits required by law or our policies. He would not be entitled to receive any portion of his target bonus for the period in which the termination occurs but would receive any accrued bonus for any performance period completed prior to the date of termination.

We may also terminate employment without cause as long as two-thirds of the members of our Boards of Directors approve such termination. Mr. Markley would be entitled to receive (a) a lump sum payment consisting of his base salary for 24 months, (b) a lump sum payment consisting of his target bonus for the year in which such termination occurs, and (c) payment by us or Millennium Bank of his health insurance coverage for 18 months, provided that he elects to receive such coverage. All payments and benefits are subject to the execution of a valid separation agreement and general release, which includes a release of all claims Mr. Markley may have against Millennium Bank and all of its respective subsidiaries, affiliates, directors, officers, employees, shareholders, and agents (other than rights of indemnification, rights to directors and officers insurance, and any rights to accrued benefits under the employee benefit plans), cooperation and nondisparagement clauses, and an affirmation of post-employment restrictions previously agreed to by Mr. Markley.

Mr. Markley’s employment and rights to compensation under his employment agreement will terminate if Millennium Bank ceases operations or if he is unable to perform the duties of his positions due to death or disability (as disability is defined in the agreement). In the event of termination due to death or disability, his heirs, beneficiaries, successors, or assigns are entitled only to receive any compensation fully earned prior to the date of his death or incapacitation due to disability and will not be entitled to any other compensation or benefits, except to the extent specifically provided in his employment agreement or required by law or that certain benefit plans or policies under which he is covered provide a benefit to his heirs, beneficiaries, successors, or assigns.

Mr. Markley’s employment agreement also imposes post-employment restrictions for a one-year period, including noninterference with customers of Millennium Bank, nonsolicitation and nonhiring of employees of us or Millennium Bank, and noncompetition by not engaging in banking activities in a national or state bank within a ten-mile radius of Millennium Bank’s headquarters.

With regard to a change in control wherein Mr. Markley’s employment is terminated within a certain period or his conditions of employment are substantially changed from those enumerated in his employment agreement, he will be entitled to receive (a) severance payment in the amount of his base salary and target bonus for the greater of (1) the remainder of the applicable term of his employment agreement or (2) 48 months, and (b) continued health care coverage for the remainder of the term of the employment agreement. The compensation paid to him due to a change in control shall offset any compensation owed to him for the same period under his employment agreement and is not intended to provide double compensation to him for any period of time. All stock options granted to Mr. Markley also will become fully vested upon a change in control if they have not already vested in full.

Early in 2007 the Board of Directors of Millennium commenced a search for Mr. Markley’s successor as President and Chief Executive Officer. On March 22, 2007, the Board approved the hiring of Richard I. Linhart, who is expected to commence his new position in mid-July 2007. Since Mr. Markley had informed us that he intended to retire from active management of Millennium and Millennium Bank as of March 31, 2007, the Board of Directors designated an interim President and Chief Executive Officer, Dale G. Phelps, for the period following Mr. Markley’s retirement until such time as Mr. Linhart begins his new position. Mr. Markley’s Employment Agreement was terminated as of the close of business on March 31, 2007, and his new employment and consulting agreements became effective on April 1, 2007 for a two-year period, during which he will remain available to the Boards and management of Millennium and Millennium Bank on an as-needed basis.

Anita L. Shull. Ms. Shull entered into an employment agreement with Millennium Bank effective May 27, 2004. The employment agreement provides for her service as Chief Operating Officer and Executive Vice President and President and Chief Operating Officer of Millennium Bank, and is for an initial three-year term, with automatic one-year renewals thereafter. The employment agreement initially fixed her base annual salary at $150,000, with subsequent increases at the discretion of the Board of Directors of Millennium Bank.

The employment agreement also allows for Ms. Shull’s participation in the Millennium Bank, N.A. Executive Incentive Compensation Plan, wherein her “target bonus” is 25% of her base salary, subject to the terms of the plan. During the term of the employment agreement, Ms. Shull will be entitled to receive, on the same basis as other similarly situated officers of Millennium Bank, group employee benefits such as paid time off (sick leave and vacation), long-term disability insurance coverage, health, life and accident insurance, and similar noncash compensation that we or Millennium Bank may from time to time extend to its officers. In addition, Ms. Shull’s Agreement allows for the payment of country club dues.

Ms. Shull may terminate her employment upon mutual agreement with Millennium Bank. In such case, Ms. Shull agrees not to seek employment or be engaged to provide services to any other bank or financial institution that is located within 25 miles of the bank’s offices in Reston, Virginia, or within 25 miles of any of the bank’s branches then in existence. Millennium Bank may terminate employment without cause upon giving Ms. Shull three months of notice prior to termination. In such case, Ms. Shull would be entitled to receive (a) a lump sum payment consisting of an amount equal to her base salary for the number of days left in the term of her employment agreement or for nine months, whichever is greater, (b) a lump sum payment of her target bonus for the year in which the termination without cause occurs, and (c) payment by the bank of health and major medical insurance for the remainder of the term of the employment agreement or 18 months, whichever is less. All payments and benefits are subject to the execution of a valid separation agreement and general release, which includes a release of all claims Ms. Shull may have against Millennium Bank and all of its respective subsidiaries, affiliates, directors, officers, employees, shareholders, and agents (other than rights of indemnification, rights to directors and officers insurance, and any rights to accrued benefits under the employee benefit plans), a cooperation clause, a nondisparagement clause, and an affirmation of post-employment restrictions previously agreed to by Ms. Shull.

Millennium Bank, at any time and without notice, may terminate Ms. Shull for “cause.” In such an event, Ms. Shull would be entitled to receive only that base salary earned on or before her last day of active service, and other post-employment benefits required by law or the bank’s policies. She would not be entitled to receive any portion of her target bonus for the period in which the termination occurs but would receive any accrued bonus for any performance period completed prior to the date of termination.

Ms. Shull’s employment and rights to compensation under her employment agreement will terminate if Millennium Bank ceases operations or if she is unable to perform the duties of her positions due to death or disability (as disability is defined in the agreement). In the event of termination due to death or disability, her heirs, beneficiaries, successors, or assigns are entitled only to receive any compensation fully earned prior to the date of her death or incapacitation due to disability and will not be entitled to any other compensation or benefits, except to the extent specifically provided in her employment agreement or required by law or that certain benefit plans or policies under which she is covered provide a benefit to her heirs, beneficiaries, successors, or assigns.

With regard to a change in control wherein Ms. Shull’s employment is terminated within a certain period or the conditions of her employment are substantially changed from those enumerated in her employment agreement, she will be entitled to receive (a) a lump sum severance payment in the amount of her base salary and target bonus for the greater of (1) the remainder of the applicable term of her employment agreement or (2) 48 months, and (b) continued health insurance coverage for the remainder of the term of her employment agreement or 18 months, whichever is less, provided that she is covered under the Bank’s health insurance plan at that time and timely elects continued coverage. The compensation paid to her due to a change in control shall offset any compensation owed to her for the same period under her employment agreement and is not intended to provide double compensation to her for any period of time. All stock options granted to Ms. Shull also will become fully vested upon a change in control if they have not already vested in full.

In addition, if Ms. Shull or Millennium Bank should receive notice from tax counsel or the certified public accounting firm acting on behalf of the bank that the payment Ms. Shull would be receiving under her employment agreement or otherwise would be considered to be an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, or any successor statute then in effect, the aggregate payments by Millennium Bank under the employment agreement are to be reduced to the highest amount that may be paid to Ms. Shull without having any portion of any amount payable to her by Millennium Bank or a related entity under the employment agreement or otherwise treated as such an “excess parachute payment.” The reduction is to extend to the last payment due to Ms. Shull under the change in control section, if permitted by applicable law and without adverse tax consequence. In the event that payments are made which are later confirmed to be “excess parachute payments” by a tax advisor, such payments are to be considered a loan by Millennium Bank to Ms. Shull, and such loan is to be repaid by Ms. Shull, with interest, upon demand.

Dale G. Phelps. Mr. Phelps entered into an employment agreement with Millennium Bank effective June 6, 2005. His employment agreement provides for his service as Executive Vice President and Chief Financial Officer for both Millennium Bank and us and is for an initial three-year term with automatic one-year renewals thereafter. The employment agreement provides for an annual base salary of $135,000, with annual increases at the discretion of Millennium Bank. Mr. Phelps is eligible to participate in the Millennium Bank, N.A. Executive Incentive Compensation Plan, and his “target bonus” eligibility under the plan is 15% of his base salary, subject to the terms of the plan.

During the term of his employment agreement, Mr. Phelps will be entitled to receive, on the same basis as other of our similarly situated officers, group employee benefits such as paid time off (sick leave and vacation), long-term disability insurance coverage, health, life and accident insurance, and similar noncash compensation that Millennium Bank or we may from time to time extend to our officers. He may also choose to participate in our 401(k) Plan and Trust.

If Millennium Bank should terminate Mr. Phelps’s employment agreement for any reason other than “cause,” Mr. Phelps will receive (a) a lump sum severance payment in the amount of his base salary for the greater of the remainder of the applicable term under the employment agreement or nine months, (b) a lump sum payment of his target bonus for the year in which the termination occurs, and (c) health insurance coverage for the remainder of the term of the employment agreement or 18 months, whichever is less. The employment agreement contains nondisclosure and noninterference provisions and a noncompetition provision for a period of one year following the termination of employment. If Mr. Phelps should be terminated for cause, he would be entitled to receive only that base salary earned on or before his last day of active service and other post-employment benefits required by law or under bank policy. He would not be entitled to receive any portion of his target bonus for the period in which the termination occurs but will receive any accrued bonus for any performance period completed prior to the date of termination. In the event of termination by death or disability, Mr. Phelps or his heirs, beneficiaries, successors, or assigns, will be entitled only to receive any compensation fully earned prior to the date of death or incapacitation due to disability and will not be entitled to any other compensation or benefits, except to the extent specifically provided in his employment agreement or to the extent required by law or to the extent that such benefit plans or policies under which Mr. Phelps is covered provide a benefit to him or his heirs, beneficiaries, successors, or assigns. Mr. Phelps’s employment agreement also imposes standard post-employment restrictions for a one-year period, including noninterference with customers of Millennium Bank and nonsolicitation and nonhiring of employees of Millennium or Millennium Bank.

In the event of a change in control of us wherein Mr. Phelps’s employment is involuntarily terminated within six months prior to or 12 months after the change in control, Mr. Phelps will be entitled to receive, in addition to any other post-employment benefits to which he would be entitled under bank policy, (a) a lump sum severance payment in the amount of his base salary and target bonus for the greater of the remainder of the applicable term of his employment agreement or 24 months, and (b) health insurance coverage for the remainder of the term of his employment agreement or 18 months, whichever is less, provided that he was covered under the bank’s health plan at the time and timely elects continued coverage. The compensation to be paid under this section shall offset any compensation owed to Mr. Phelps for the same period under his employment agreement and is not intended to provide double compensation to him for any period of time. In addition, to the extent permitted under the terms of our Stock Option Plan and/or any stock option agreements with Mr. Phelps, said stock options will become fully vested in the event of a change in control.

In addition, if Mr. Phelps or Millennium Bank should receive notice from tax counsel or the certified public accounting firm acting on behalf of the bank that the payment Mr. Phelps would be receiving under the employment agreement or otherwise would be considered to be an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, or any successor statute then in effect, the aggregate payments under Mr. Phelps’s employment agreement are to be reduced to the highest amount that may be paid to him without having any portion of any amount payable to him treated as such an “excess parachute payment.” The reduction is to extend to the last payment due to Mr. Phelps under the change in control section of his employment agreement, if permitted by applicable law and without adverse tax consequence. In the event that payments are made which are later confirmed to be “excess parachute payments” by a tax advisor, such payments are to be considered a loan by us to Mr. Phelps, and such loan is to be repaid by Mr. Phelps, with interest, upon demand.

Holdings of S tock Options

In the table below, we list information on the holdings of unexercised stock options as of December 31, 2006, for each of the Named Executive Officers.

2006 Outstanding Equity Awards at Fiscal Year-End Table

	Option Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Name	Exercisable	Unexercisable
Carroll C. Markley	33,066				5.00	2/9/2010
	25,130				5.00	1/24/2011
	7,936				5.00	1/24/2011
	153,266				5.00	2/7/2011
	12,064				5.00	2/7/2011
	13,812				7.24	11/19/2013
	17,876				7.24	11/19/2013
	18,385				8.46	3/31/2015
	12,000				8.81	9/20/2016

Anita L. Shull	11,428	2,857	(1)		7.00	7/28/2012
	4,572	1,143	(1)		7.00	7/28/2012
	1,935				6.20	2/19/2013
	1,065	2,000	(1)		6.20	2/19/2013
	11,454				6.95	5/13/2014
	6,367				6.96	5/13/2014
	7,660				8.46	3/31/2015
	5,889				8.46	3/31/2015
	1,772				8.46	3/31/2015

Dale G. Phelps		10,000	(2)		7.18	6/30/2015
		15,000	(2)		9.31	3/22/2016

(1)

Ms. Shull’s unexercisable options would have become vested automatically as follows: 2,857 on July 29, 2007, 1,143 on July 29, 2007, and 1,000 on February 20, 2007 and 1,000 on February 20, 2008; however, following her resignation on March 31, 2007, her options were vested in full by the Board of Directors of Millennium Bank as part of her employment arrangement to become a Consultant, effective as of April 1, 2007. In a separate action, the Board of Directors of Millennium approved the amendment of her grant agreements to allow for the accelerated vesting of her options. See Modification of Stock Option Awards on page 19.

(2)	Mr. Phelps’s stock options vest as follows: 15,000 on March 23, 2007 and 10,000 on July 1, 2009.

Option Exercises in Fiscal Year 2006

No stock options or similar awards were exercised during the year ended December 31, 2006 by any of the Named Executive Officers.

Othe r Compensation

We do not offer any pension benefit plans or deferred compensation plans to our Named Executive Officer.

Payments Upon Termination or Change of Control

As discussed above, each of the Named Executive Officers had entered into an Executive Employment Agreement as of December 31, 2006 (each, an “Agreement”). The potential payments at that time to these officers in the event of their termination due to several different scenarios are discussed below, assuming that termination occurred as of December 31, 2006.

Change of Control Plan – Termination by Executive for Good Reason. All three Named Executive Officers have change in control provisions in their Agreements, and other similarities. For example, during the period between six months before and 12 months after the closing date of the change of transaction, all three are entitled to receive certain payments if they are (1) involuntarily terminated by the Bank or the successor employer or (2) resign from employment with the Bank or the successor employer following a reduction in their base salary or bonus opportunity, or (3) are required by the Bank or successor employer to relocate their place of employment to a location more than 25 miles from their current place of employment. If any of these events occur, each is entitled to receive, in addition to any other post-employment benefits to which he or she may be entitled under Bank policy, the following compensation and benefits, provided that each one has executed a separate agreement and general release.

In the event of a change in control, Mr. Markley would receive would receive a lump sum severance payment equal to 48 months of his base salary and target bonus. Since he participates in the Millennium employee health plan, he also would receive continued insurance coverage under COBRA paid by Millennium for 18 months, since his Agreement has an evergreen provision that states that the term of the Agreement shall at all times be two years and at the end of every day the term is extended for one more day, unless or until the Agreement is terminated by either party in accordance with the Agreement. Mr. Markley’s stock options are already fully vested and exercisable and may be exercised through the ten-year term of each grant.

Ms. Shull would be entitled to receive a lump sum severance payment in the amount of her base salary and target bonus for the remainder of the term of her Agreement, which would be from December 31, 2006 to May 27, 2007, or 24 months, whichever is greater, and payment by the Bank of COBRA coverage for the remainder of the term of the Agreement or 18 months, whichever is less, since she participated in the Bank’s health plan. Additionally, Ms. Shull’s 6,000 unvested stock options would become fully exercisable in the event of a change in control.

Mr. Phelps’s Agreement was effective on June 6, 2005 for a three-year term. In the event of a change of control, he would receive a lump sum severance payment in the amount of base salary and target bonus for the remainder of the term of his Agreement or 24 months, whichever is greater, and payment by the Bank of COBRA coverage for the remainder of the term of the Agreement or 18 months, whichever is less, since he participated in the Bank’s health insurance plan. Additionally, Mr. Phelps’s 25,000 unvested stock options would become fully exercisable in the event of a change in control.

Change of Control Plan – Termination by the Company Without Cause. Under each of the Agreements of the Named Executive Officers, termination by the company without cause would result in their being entitled to receive, in addition to any other post-employment benefits to which they may be entitled under Bank policy, compensation and benefits similar to those provided in the paragraph above entitled Change of Control Plan – Termination by Executive for Good Reason.

Severance Plan – Involuntary Termination. The Named Executive Officers may be terminated by Millennium for cause at any time and without notice during the term of their Agreements. If terminated for cause by Millennium, they would be entitled to receive only their base salary earned on or before their last day of active service and other post-employment benefits required by law or under Millennium policy. They would not be entitled to receive any portion of their target bonus for the period in which the termination occurred but would receive any accrued bonus for any performance period completed prior to the date of termination.

In 2006, Mr. Markley’s accrued bonus would have amounted to 25% of his base salary of $190,000, or $47,500. Ms. Shull’s accrued bonus for fiscal 2006 would have amounted to 25% of her base salary of $160,000, or $40,000, and in the case of Mr. Phelps, his accrued bonus for 2006 would have amounted to 15% of his base salary of $135,000, or $20,250. With regard to the exercise of stock options, the Named Executive Officers would be entitled to exercise any options vested on their date of termination for a period of 30 days following such termination.

Death, Disability or Retirement. In the event of death or total disability of any of the Named Executive Officers, his or her heirs, beneficiaries, successors, or assigns would be entitled only to receive any compensation fully earned prior to the date of his or her death or incapacitation due to disability. They are not entitled to any other compensation or benefits, unless they were carried by Millennium under benefit plans or policies that would provide a benefit to their heirs, beneficiaries, and so forth. With regard to retirement, we do not have a formal retirement policy. Like other employees, the Named Executive Officers who participate in the 401(k) Plan and Trust would receive a lump sum distribution from the Plan. In addition, they would have the choice of converting their bank-sponsored life and long-term disability insurance to a single policy in their own names, if desired. Continued health insurance coverage under COBRA would be available to retirees at their own expense. Under the Millennium Bankshares Incentive Stock Option Plan, all vested, unexercised stock options may be exercised for the full ten-year term of each grant after the employee has retired.

Potential Payments Upon Termination of Employment Occurring on 12/31/06

Termination Event	Severance Payment ($)	Bonus ($)	Other Payments ($)	Equity Awards(1) ($)		Total ($)
Change of Control Plan – Termination by Executive for Good Reason
Carroll C. Markey	760,000	190,000	6,306	N/A		956,306
Anita L. Shull	320,000	80,000	1,752	15,520		417,272
Dale G. Phelps	270,000	40,500	19,107	21,550		351,157
Change of Control Plan – Termination by the Company Without Cause
Carroll C. Markley	760,000	190,000	6,306	N/A		956,306
Anita L. Shull	320,000	80,000	1,752	15,520		417,272
Dale G. Phelps	270,000	40,500	19,107	21,550		351,157
Severance Plan – Involuntary Termination
Carroll C. Markley	0	47,500	0	0		47,500
Anita L. Shull	0	40,000	0	0		40,000
Dale G. Phelps	0	20,250	0	0		20,250
Death, Disability or Retirement
Carroll C. Markley	0	0	0	0	(2)	0
Anita L. Shull	0	0	0	0	(2)	0
Dale G. Phelps	0	0	0	0	(2)	0

(1)

The Equity Awards amount was the in-the-money value of the awards at 12/31/06 using the year-end stock price of $9.32, less the option price, multiplied by the number of options that would become exercisable due to a change in control event.

(2)

If Mr. Markley and Ms. Shull had chosen to retire on 12/31/06, they would be permitted to exercise their vested and exercisable stock options after retirement and until each grant expired, as provided in their grant agreements. Mr. Phelps did not have any vested and exercisable stock options on 12/31/06.

New Carroll C. Markley Employment and Consulting Agreements

As noted above, in connection with the announcement of his retirement, we have entered into a new employment agreement with Mr. Markley and also a consulting agreement with CCM Consulting Services, Inc. (“CCM Consulting”), a Virginia corporation wholly owned by Mr. Markley. The agreements become effective one day after the later of March 31, 2007 or such time when the employment of a successor to Mr. Markley as Chief Executive Officer of Millennium and Millennium Bank has commenced. Under the agreements, Mr. Markley will remain an employee of Millennium and also provide consulting and advisory services to us. In addition, Mr. Markley will serve as a member of the board of directors of both Millennium and Millennium Bank during the term of the consulting agreement, unless he chooses to resign. Each of the agreements has a term of two years from their effective dates, and the agreement terms will run concurrently.

We will pay CCM Consulting $152,000 per year under the consulting agreement and will pay Mr. Markley a salary of $38,000 per year under the employment agreement. Also under the employment agreement, Mr. Markley will be eligible to receive a bonus of up to $47,500, depending upon the amount of the bonuses that are payable to our executive officers under our incentive compensation plan. During the term of the agreements, Mr. Markley will be entitled to receive, on the same basis as our executive officers, group employee benefits such as paid time off (sick leave and vacation), long-term disability insurance coverage, health, life and accident insurance, and similar noncash compensation that the Company or the Bank may from time to time extend to its executive officers. In addition, Mr. Markley will have the use of a vehicle and payment of country club dues.

Mr. Markley or CCM Consulting, as the case may be, has the right to terminate the consulting agreement and the employment agreement upon 60 days’ written notice to us, and we, at any time and without notice, may terminate either of the agreements for “cause” (as cause is defined in the agreements). In such an event, Mr. Markley or CCM Consulting would be entitled to receive only that compensation earned on or before the last day of active service under the relevant agreement, and other post-termination benefits required by law or Millennium policies.

The agreements and Mr. Markley’s rights to compensation under the agreements will terminate if we or Millennium Bank ceases operations or if he is unable to perform the duties of his positions due to death or “disability” (as disability is defined in the agreements). In the event of termination due to death or disability, Mr. Markley’s heirs, beneficiaries, successors, or assigns are entitled only to receive any compensation fully earned prior to the date of his death or incapacitation due to disability and will not be entitled to any other compensation or benefits, except to the extent specifically provided in the consulting agreement or required by law or to the extent that benefit plans or policies under which he is covered provide a benefit to his heirs, beneficiaries, successors, or assigns.

For a one-year period after termination of the agreements, Mr. Markley and CCM Consulting would be prohibited from interfering with our customers, soliciting or hiring employees of Millennium or Millennium Bank, and competing with us within a ten-mile radius of our headquarters.

If there is a “change in control” (as defined in the agreements) that occurs during the term of the agreements or within six months following expiration of the agreements (unless Mr. Markley or CCM Consulting was terminated for cause), Mr. Markley and CCM Consulting will receive, in addition to any other post-termination benefits to which Markley may be entitled under Millennium policy, a lump-sum payment in the amount of his salary and target bonus, and the compensation to be paid to CCM Consulting, for 48 months. The compensation paid to Mr. Markley and CCM Consulting due to a change in control will offset any compensation owed for the same period under the agreements and is not intended to provide double compensation for any period of time. All stock options granted to Mr. Markley also will become fully vested upon a change in control if they have not already vested in full. If the payments to Mr. Markley and CCM Consulting would be considered to be “excess parachute payments” under Section 280G of the Internal Revenue Code of 1986 or any successor provision of federal income tax law, the aggregate payments by Millennium will be reduced to the highest amount that may be paid by Millennium without having any portion of any amount payable treated as “excess parachute payments.” If permitted by applicable law and without adverse tax consequence, such reduction will be made to the last payment due under the agreements.

Agreement with New Chief Executive Officer

On March 30, 2007, Millennium agreed to hire Richard I. Linhart to succeed Carroll C. Markley as our President and Chief Executive Officer, effective in mid-July. He will also replace Mr. Markley as President and Chief Executive Officer of Millennium Bank. Dale G. Phelps currently serves as interim President and Chief Executive Officer of the Company until Mr. Linhart joins us.

In connection with this appointment, we entered into an executive employment agreement with Mr. Linhart, which will be effective as of July 18, 2007. The agreement provides for Mr. Linhart’s service as President and Chief Executive Officer of both Millennium and Millennium Bank and is for a term that expires on December 31, 2009. The agreement will automatically renew for successive one-year periods at the end of the initial term, unless a party to the agreement terminates it as provided in the agreement. The agreement also provides for his appointment to the board of directors of Millennium Bank and to fill the next available director position on our Board of Directors.

The agreement provides for an annual base salary of $250,000, with increases at the discretion of Millennium and Millennium Bank. Mr. Linhart is eligible to participate in the Millennium Bank, N.A. Executive Incentive Compensation Plan, and his target bonus eligibility under that plan is $25,000 for the 2007 year and 50% of his base salary for the 2008 year, subject to the terms of the plan. The agreement provides for the grant of stock options with respect to 90,000 shares of our common stock, which options will vest in increments of 18,000 on each of the first five anniversaries of the effective date of the agreement. The agreement also provides for the use of an automobile and standard health and related benefits.

Under the terms of the agreement, we can terminate Mr. Linhart’s employment for or without cause, as provided in the agreement. If we terminate his employment without cause, Mr. Linhart will be entitled to receive generally a payment in the amount of base salary for the greater of six months or the remainder of the term of the agreement, a pro-rated amount of the target bonus for the year in which such termination occurs, and COBRA coverage for the longer of six months or the remainder of the term of the agreement. If we terminate his employment due to its non-renewal of the agreement, Mr. Linhart will be entitled to receive generally a payment in the amount of base salary for six months and COBRA coverage for six months. In the event that termination of employment occurs in connection with a change in control of us, as provided in the agreement, Mr. Linhart will be entitled to receive a payment in the amount of three times his base salary at the time of the change in control.

The agreement also includes covenants relating to nondisclosure of confidential information and non-interference with customers, non-solicitation and nonhiring of employees and noncompetition for a period of one year following termination of employment under the agreement.

Transactions with Executive Officers and Directors

We lease our main office from 1601 Washington Plaza, LLC. There are 63 unit owners of 1601 Washington Plaza, LLC, all of whom are shareholders of Millennium. Among the unit owners are shareholders who are also directors or members of management. These include Carroll C. Markley, our President and CEO, Ian C. Markley, a director of Millennium Bank and son of Carroll C. Markley, and Messrs. Morey, Paulini, and Smoot, all of whom are also directors of Millennium. The lease is for a ten-year term, expiring in 2009 with an option to renew the lease for an additional ten-year period. Millennium’s payments to 1601 Washington Plaza, LLC under the lease totaled $192,573.44 in 2006. The terms of this lease are substantially similar to the terms of similar leases that are the result of “arm’s length” negotiations between unrelated parties, and the leasing rate is comparable to current market rates.

We also lease the branch office location in Herndon, Virginia, from 1051 Elden Street, LLC. There are 33 unit owners of 1051 Elden Street, LLC, all of whom are shareholders of Millennium. Among the unit owners are shareholders who are also directors or members of management. These include Carroll C. Markley, Ian C. Markley, I & C Associates, LLC, and Messrs. Morey, Paulini, and Smoot. We entered into this lease on April 1, 2003 for a ten-year term with the option to renew for three additional periods of five years each, and our payments to 1051 Elden Street, LLC under this lease totaled $105,571.70 in 2006. The terms of this lease are substantially similar to the terms of similar leases that are the result of “arm’s length” negotiations between unrelated parties, and the leasing rate is comparable to current market rates.

On June 4, 2004, Mr. Smoot entered into a letter of agreement with 1601 Washington Plaza, LLC and 1051 Elden Street, LLC to provide property management services to these entities through his wholly owned company, C-Squared Management & Development, L.L.C. In 2006, C-Squared Management & Development, L.L.C. received a payment of $6,000 from each of these companies.

Ian C. Markley, son of Carroll C. Markley and a director of MBNA, performs legal services for the Corporation and Bank through Markley & Associates, PLLC. In 2006, total fees paid to Markley & Associates amounted to $37,622, down from $47,341 paid in 2005.

The son of Mr. Hanes was employed as President of a company under contract to produce mortgage loan business for Hyland Financial Services, a division of Millennium Capital, Inc., from January 30, 2004 until August 31, 2005. In 2005, Grayson S. Hanes (the son) received compensation from Millennium amounting to $108,185. He remained affiliated with Millennium Hyland Mortgage, LLC (another subsidiary of Millennium Bank) until February 2006. Mr. Hanes is a partner with the law firm of Reed Smith LLP. In 2006, Millennium paid nominal legal fees amounting to $237 to Reed Smith LLP.

Some of our directors and officers are at present, as in the past, customers of Millennium Bank, and we have had, and expect to have in the future, banking transactions in the ordinary course of business with directors and officers and their affiliates on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with others. These transactions do not involve more than the normal risk of collectibility or present other unfavorable features.

We have not adopted a formal policy that covers the review and approval of related person transactions by the Board of Directors. The Board, however, does review all such transactions that are proposed to it for approval. During such a review, the Board will consider, among other things, the related person’s relationship to us, the facts and circumstances of the proposed transaction, the aggregate dollar amount of the transaction, the related person’s relationship to the transaction and any other material information. The Audit Committee of the Board also has the responsibility to review significant conflicts of interest involving directors or executive officers.

In addition, any extensions of credit to our directors and officers are required to be on substantially the same terms as comparable transactions to nonrelated parties at the time of the extension of credit, pursuant to banking regulations applicable to us.

P ROPOSAL 2 – RATIFICATION OF THE APPOINTMENT OF AUDITORS

FOR THE FISCAL YEAR ENDING DECEMBER 31, 2007

At a meeting on March 8, 2007, the Audit Committee of the Board of Directors took action to approve the retention of the accounting firm of Crowe Chizek and Company LLC as the independent auditors for Millennium for the fiscal year ending December 31, 2007. Subsequently, the Board made the decision to seek shareholder ratification of this action. A representative from the firm is expected to be present at the Annual Meeting and will have an opportunity to make a statement, if he desires to do so, and is expected to be available to respond to shareholder questions during or after the meeting.

Fees to Audit Firm in 2006

The following table shows the aggregate fees billed to us for professional services by Crowe Chizek and Company LLC (“Crowe Chizek”), our independent registered public accounting firm, for fiscal years 2004 through 2006:

	2006	2005	2004
Audit Fees(1)	$91,000	$80,000	$88,300
Audit-Related Fees(2)	9,515	7,500	11,650
Tax Fees(3)	14,500	7,500	13,000
All Other Fees(4)	24,180	30,575	0

Total	$139,195	$125,575	$112,950

(1)

Audit Fees. This category includes the aggregate fees billed by Crowe Chizek for professional services rendered for the audit of our annual financial statements for the fiscal year ended December 31, 2006, for the review of the financial statements included in our reports on Form 10-Q, and for services that are normally provided in connection with statutory and regulatory filings and engagements.

(2)

Audit-Related Fees. The aggregate fees billed by Crowe Chizek for professional services for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and not reported under the heading “Audit Fees” above for the fiscal years ended December 31, 2006, December 31, 2005, and December 31, 2004 were $9,515, $7,500 and $11,650, respectively. During all three years, these fees included a required audit of an employee benefit plan. During 2006 and 2004, these services also included the review of various accounting standards and discussions with the Board of Directors and the Audit Committee.

(3)

Fees for Tax Services. The aggregate fees billed by Crowe Chizek for professional services for tax compliance, tax advice, and tax planning for the fiscal year ended December 31, 2006, were $14,500. During 2005 and 2004, Crowe Chizek billed $7,500 and $13,000, respectively, for these services. These services generally included tax return preparation.

(4)

All Other Fees. The aggregate fees billed by Crowe Chizek for all other services rendered to us was $24,180. This amount includes services rendered in connection with assistance provided regarding implementation of Sarbanes-Oxley in both 2006 and 2005, as well as out-of-pocket expenses billed annually by Crowe Chizek.

Pre-Approval Policy and Procedures

The Audit Committee engages the independent public accountants and defines the scope of their services on an annual basis. Any proposed changes to the services established by the Audit Committee through the engagement process will be reviewed with the Audit Committee in advance of the services being rendered to ensure that the audit firm’s independence is maintained. As required by the Audit Committee’s Charter, all audit-related services, tax services, and other services for 2006 were preapproved by the Audit Committee through the engagement process, and the Audit Committee has concluded that the services provided by Crowe Chizek during 2006 were compatible with maintaining that firm’s independence in the conduct of its auditing functions.

Auditor Independence

The Audit Committee is required to consider the independence of Crowe Chizek when engaging the firm to perform audit-related and other services. In 2006, it was determined by the Committee that audit-related and other services provided and the fees paid for those services were compatible with maintaining the independence of Crowe Chizek and Company LLC.

Vote Required and Recommendation

In order to be adopted, this proposal must be approved by the holders of a majority of the outstanding shares of our common stock present or represented by proxy and entitled to vote at the Annual Meeting. If the shareholders do not ratify the appointment of Crowe Chizek and Company LLC, our Board of Directors will consider the selection of other auditors.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF THE SELECTION OF CROWE CHIZEK AND COMPANY LLC.

Audit Committee Report

The Audit Committee of the Board of Directors is currently composed of four directors and operates under a charter adopted by the Board of Directors, as amended, in 2006. A copy of the Charter is accessible on our Investor Relations web site at www.millenniumbankshares.com.

The Board of Directors has determined in its business judgment that each member of the Audit Committee is independent and is financially literate, each as required by applicable securities law. In addition, the Board of Directors has determined that one Audit Committee member, Mr. Haggerty, is a financial expert. The primary duties and responsibilities of the Audit Committee are to monitor (1) the integrity of Millennium’s financial statements, including the financial reporting process and systems of internal controls regarding finance and accounting; (2) Millennium’s compliance with related legal and regulatory requirements; and (3) the independence and performance of Millennium’s internal and external auditors. The Audit Committee also selects Millennium’s independent registered public accounting firm. Management of Millennium is responsible for the internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of Millennium’s financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In the performance of its oversight function, the Audit Committee has performed the duties required by its charter, and it has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee also has discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards Number 61, Communications with Audit Committees, as currently in effect.

The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard Number 1, Independence Discussions with Audit Committees, as currently in effect, and the Audit Committee has discussed with the independent registered public accounting firm its independence. The Audit Committee also has received confirmations from management and considers on an ongoing basis whether the provision of any nonaudit services by the independent registered public accounting firm to Millennium is compatible with maintaining the independence of the auditors.

Based upon a review of the reports by, and discussions with, management and the independent registered public accounting firm, the Board of Directors’ review of the representations of management, and the report of the independent registered public accounting firm, the Audit Committee recommended to the Board of Directors to include the audited financial statements in Millennium’s Annual Report on Form 10-K for the year ended December 31, 2006.

The directors who constitute the Audit Committee as of the date of this proxy statement are:

Robert T. Smoot, Chairman

William P. Haggerty

Arthur J. Novick

OTHER MATTERS

Proposals for 2008 Annual Meeting

Under SEC regulations, any shareholder desiring to make a proposal to be acted upon at the 2008 Annual Meeting of Shareholders must present such proposal to Millennium at its principal office in Reston, Virginia, by January 2, 2008, for the proposal to be considered for inclusion in Millennium’s proxy statement.

In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a shareholder, even if the proposal is not to be included in Millennium’s proxy statement, Millennium’s Bylaws provide that the shareholder must give timely notice in writing to the Secretary of Millennium at least 60 days but no more than 90 days in advance of the first anniversary of the notice date of Millennium’s proxy statement for the preceding year’s annual meeting. Additional time limitations apply in the event of special meetings or annual meetings that are advanced by more than 30 days or delayed by more than 60 days from the first anniversary date of the prior year’s annual meeting. A proxy may confer discretionary authority to vote on any matter at an annual meeting if Millennium does not receive proper notice of the matter within the time frame described above.

As to each matter, the notice must contain (in addition to any information required by applicable law): (i) the name and address of the shareholder who intends to present the proposal and the beneficial owner, if any, on whose behalf the proposal is made; (ii) the number of shares of each class of capital stock of Millennium owned by the shareholder and such beneficial owner; (iii) a description of the business proposed to be introduced to the shareholders; (iv) any material interest, direct or indirect, which the shareholder or beneficial owner may have in the business described in the notice; and (v) a representation that the shareholder is a holder of record of shares of Millennium entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to present the proposal.

Shareholder nominations for director must comply with the notice and informational requirements described above for other shareholder proposals, as well as additional information that would be required under applicable SEC proxy rules. See also “CORPORATE GOVERNANCE—Director Nominations” above.

Form 10-K

Millennium will provide without charge a copy of its Annual Report on Form 10-K, as amended, upon written request. Requests and related inquiries should be directed to the Corporate Secretary, Millennium Bankshares Corporation, 1601 Washington Plaza, Reston, Virginia 20190. The Form 10-K is also available on Millennium’s Investor Relations web site at www.millenniumbankshares.com.

Other Business

The Board knows of no other matter to come before the Annual Meeting. However, if any other matter requiring a vote of the shareholders arises, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their best judgment.

By Order of the Board of Directors,

/s/ Barbara J. Chapman
Barbara J. Chapman
Corporate Secretary

Dated: May 1, 2007

[FORM OF PROXY]

1601 WASHINGTON PLAZA RESTON, VA 20190

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Millennium Bankshares Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	MILBC1	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.		DETACH AND RETURN THIS PORTION ONLY

MILLENNIUM BANKSHARES CORPORATION
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2 BELOW.
Vote on Directors				For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1.	Election of four director nominees, namely:
	1) Randall F. Kinoshita			☐	☐	☐
2) Robert T. Smoot
3) James W. Wolfe
4) Barbara Wortley
as Directors of Millennium as described in Proposal 1 of the Proxy Statement.

								For	Against	Abstain
Vote on Proposal
2.	Ratification of the appointment of Crowe Chizek and Company LLC as Millennium’s independent audit firm for 2007.							☐	☐	☐

The undersigned hereby ratifies and confirms the lawful actions of the attorneys-in-fact, or either of them or their substitutes, and acknowledges receipt of the Notice of the Millennium Annual Meeting and Proxy Statement.

Please insert date of signing. Sign exactly as name appears below. Where stock is issued in two or more names, all should sign. If signing as attorney, administrator, executor, trustee, or guardian, give full title as such. For a corporation, an authorized officer should sign and affix the seal.

For address changes and/or comments, please check this box and write them on the back where indicated.			☐

Please indicate if you plan to attend this meeting.	☐	☐
	Yes	No

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)			Date

Ù FOLD AND DETACH HERE Ù

MILLENNIUM BANKSHARES CORPORATION
ANNUAL MEETING MAY 24, 2007

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF
MILLENNIUM BANKSHARES CORPORATION
P R O X Y

The undersigned shareholder of Millennium Bankshares Corporation, a Virginia corporation (“Millennium”), appoints Dale G. Phelps and Amanda M. Pierson, or either of them, with full power to act alone, the true and lawful attorneys-in-fact of the undersigned, with full powers of substitution and revocation, to vote all shares of stock of Millennium which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at Reston Community Center at Lake Anne, 1609A Washington Plaza, Reston, Virginia 20190, on May 24, 2007, at 3:00 p.m. local time and at any adjournment of the meeting, with all powers the undersigned would possess if personally present, as designated on the reverse side.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE DIRECTIONS OF THE UNDERSIGNED. IF NO INSTRUCTION TO THE CONTRARY IS GIVEN, THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR DIRECTOR DESCRIBED IN PROPOSAL 1 AND FOR RATIFICATION OF THE INDEPENDENT AUDIT FIRM FOR 2007 AS SHOWN ON THE REVERSE SIDE. IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BEST JUDGMENT OF THE NAMED ATTORNEYS-IN-FACT.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(Continued on reverse side)